SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

GREATER BAY BANCORP

(Name of Registrant as Specified In Its Charter)

NA

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 19, 2004

Dear Shareholder:

It is my pleasure to invite you to Greater Bay Bancorp’s 2004 Annual Meeting of Shareholders.

We will hold the meeting on Tuesday, May 25, 2004, at 9:30 a.m., at the Crowne Plaza Cabana Palo Alto, 4290 El Camino Real, Palo Alto, California 94306. In addition to the formal items of business, I will review the major developments of 2003 and answer any questions you may have.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about Greater Bay Bancorp.

Your vote is important. Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card promptly. You may also vote electronically over the Internet or by telephone by following the instructions on the proxy card. If you attend the meeting and prefer to vote in person, you may do so.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Byron A. Scordelis Byron A. Scordelis President and Chief Executive Officer

GREATER BAY BANCORP

2860 West Bayshore Road

Palo Alto, California 94303

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Tuesday, May 25, 2004
TIME:	9:30 a.m.
PLACE:	Crowne Plaza Cabana Palo Alto 4290 El Camino Real Palo Alto, California 94306

Dear Shareholders:

At our 2004 Annual Meeting, we will ask you to vote on:

•	The election of six directors each to serve for a term of three years;

•	An amendment to our Restated Articles of Incorporation increasing our authorized shares of Common Stock by 80,000,000 shares;

•	An amendment to our 1996 Stock Option Plan increasing the common stock reserved under this plan by 6,375,000 shares;

•	The ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for 2004;

•	An amendment to our Bylaws to eliminate our classified Board of Directors; and

•	The transaction of any other business that may properly be presented at the Annual Meeting, including, if introduced at the meeting, taking action upon the resolution quoted under the heading, “Proposal 6: Shareholder Proposal to Eliminate Classified Board of Directors,” in the accompanying Proxy Statement proposing annual election of all directors and the elimination of the classified Board of Directors.

If you were a shareholder of record at the close of business on March 31, 2004, you may vote at the Annual Meeting.

Article IV, Section 2 of our Bylaws provides for the nomination of directors in the following manner:

“Nomination for election of directors may be made by the Board of Directors or by any holder of any outstanding class of capital stock of the Corporation entitled to vote for the election of directors. Notice of intention to make any nominations shall be made in writing and shall be delivered or mailed to the President of the Corporation not less than twenty-one (21) days nor more than sixty (60) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one (21) days’ notice is given to shareholders, such notice of intention to nominate shall be mailed or delivered to the President of the Corporation not later than the close of business on the tenth (10th) day following the day on which the notice of meeting was mailed; provided further, that if notice of such meeting is sent by third class mail (if permitted by law), no notice of intention to make nominations shall be required. Such notification shall contain the following information to the extent known to the notifying shareholder:

(a)	the name and address of each proposed nominee;

(b)	the principal occupation of each proposed nominee;

(c)	the number of shares of capital stock of the Corporation owned by each proposed nominee;

(d)	the name and residence address of the notifying shareholder; and

(e)	the number of shares of capital stock of the Corporation owned by the notifying shareholder.

Nominations not made in accordance herewith may, in the discretion of the Chairman of the meeting, be disregarded and upon the Chairman’s instructions the inspectors of election can disregard all votes cast for each such nominee. A copy of this paragraph shall be set forth in a notice to shareholders of any meeting at which directors are to be elected.” Additional information regarding shareholders recommending nominees for directors is discussed in the accompanying proxy statement under the heading “Consideration of Shareholder Nominees.”

IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

By Order of the Board of Directors

/s/ Linda M. Iannone
Linda M. Iannone Corporate Secretary

Palo Alto, California

Dated: April 19, 2004

i

PROXY STATEMENT FOR GREATER BAY BANCORP

2004 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2004 Annual Meeting of Shareholders. This Proxy Statement summarizes the information you need to know to cast an informed vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Along with this Proxy Statement, we are also sending you the Greater Bay Bancorp 2003 Summary Annual Report to Shareholders and 2003 Annual Report on Form 10-K, which includes our financial statements. Greater Bay Bancorp is also referred to in this Proxy Statement as “Greater Bay” or the “Company.”

Who is Entitled to Vote?

We will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about April 19, 2004 to all shareholders entitled to vote. Shareholders who were the record owners of Greater Bay Bancorp Common Stock and Series B Preferred Stock at the close of business on March 31, 2004 are entitled to vote. On this record date, there were 50,896,911 shares of Greater Bay Bancorp Common Stock and 1,825,593 shares of Series B Preferred Stock outstanding. The Series B Preferred Stock votes with the Common Stock on all matters presented to the common shareholders. Our Common Stock and Series B Preferred Stock are our only classes of outstanding stock. In this Proxy Statement, we refer to the Common Stock and the Series B Preferred Stock together as the “Capital Stock.”

What Constitutes a Quorum?

A majority of the outstanding shares of the Capital Stock entitled to vote at the Annual Meeting must be present, in person or by proxy, in order to constitute a quorum. We can only conduct the business of the Annual Meeting if a quorum has been established. We will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the Annual Meeting.

How Many Votes Do I Have?

Each share of Common Stock entitles you to one vote. Each share of Series B Preferred Stock entitles you to 1.67 votes on all matters voted together with the Common Stock, except on the vote to increase the authorized shares of common stock which also requires a separate class vote of the Common Stock. The proxy card indicates the number of votes that you have as of the record date. When we refer to our “outstanding Capital Stock” in this proxy statement, we are referring to the sum of (i) the number of shares of our Common Stock outstanding on the record date and (ii) the number of shares of preferred stock outstanding on the record date multiplied by 1.67.

How Do I Vote By Proxy?

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. You may also vote electronically over the Internet or by telephone (see below). Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of all six nominees for director

•	“FOR” the approval of the amendment to our Restated Articles of Incorporation increasing our authorized shares of Common Stock by 80,000,000

•	“FOR” approval of the amendment to the 1996 Stock Option Plan to increase the authorized number of shares of Common Stock reserved under such plan by 6,375,000

•	“FOR” ratification of the selection of independent accountants for 2004

•	“AGAINST” the amendment to our Bylaws to eliminate our classified Board of Directors

•	“AGAINST” the shareholder proposal regarding elimination of the classified Board of Directors, if that proposal is introduced at the Annual Meeting.

If any other matter is presented, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in accordance with his or her best judgment. At the time this Proxy Statement went to press, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

What is the Effect of Broker-Non Votes and Abstentions

If you hold your shares of Capital Stock in “street name” (that is, through a broker or other nominee) and you fail to instruct your broker or nominee as to how to vote your shares of Capital Stock, your broker or nominee may, in its discretion, vote your shares “FOR” the election of the nominees for director set forth in this Proxy Statement, “FOR” the approval of the amendment to our Restated Articles of Incorporation to increase our authorized shares of Common Stock and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2004. Brokers may not use their discretionary authority to vote (broker nonvotes) on the proposal to increase the authorized shares of Common Stock available for issuance under the 1996 Stock Option Plan, on the proposal to amend our Bylaws to eliminate our classified Board of Directors or on the shareholder proposal.

California law requires the following two votes to adopt any proposal (other than the election of directors): (i) the affirmative vote of a majority of the shares represented and voting at the Annual Meeting, unless the vote of a greater number is required by law or by our Restated Articles of Incorporation and (ii) the affirmative vote of at least a majority of the shares required to constitute a quorum. In determining whether the first vote under (i) has been obtained, abstentions and broker nonvotes are not treated as shares voting and therefore will not affect the vote on any proposal, except in the case of the proposals to increase our authorized shares of common stock and to amend our bylaws, where abstentions and broker nonvotes will have the effect of votes cast AGAINST each of these proposals. In determining whether the second vote under (ii) has been obtained, abstentions and broker nonvotes will have the effect of votes cast AGAINST each of the proposals. That is, abstentions and broker non-votes will reduce the number of affirmative votes and therefore reduce the total percentage of votes the proposal might otherwise have received.

May I Vote Electronically over the Internet or by Telephone?

Shareholders whose shares are registered in their own names may vote either over the Internet or by telephone. Special instructions to be followed by any registered shareholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm and you have not elected to receive your Proxy Statement over the Internet, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of this Proxy Statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy card will provide the instructions. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the self-addressed, postage paid envelope provided.

May I Change My Vote After I Return My Proxy?

Yes. If you fill out and return the enclosed proxy card, or vote by telephone or the Internet, you may change your vote at any time before the vote is conducted at the Annual Meeting. You may change your vote in any one of four ways:

•	You may send to the Company’s Corporate Secretary another completed proxy card with a later date.

•	You may notify the Company’s Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy.

•	You may attend the Annual Meeting and vote in person.

•	If you have voted your shares by telephone or Internet, you can revoke your prior telephone or Internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

How Do I Vote in Person?

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney from your nominee in order to vote at the Annual Meeting.

What Vote is Required to Approve Each Proposal?

Proposal 1:

Elect Six Directors

The six nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee, or you indicate “WITHHOLD AUTHORITY” to vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. Our Restated Articles of Incorporation do not permit cumulative voting.

Proposal 2:

Amendment to our Restated Articles of Incorporation

The affirmative vote of a majority of our outstanding Capital Stock and the affirmative vote of a majority of our outstanding shares of Common Stock voting as a separate class is required to approve the proposal to amend our Restated Articles of Incorporation to increase our authorized shares of Common Stock.

Proposal 3:

Amendment to our 1996 Stock Option Plan

The affirmative vote of a majority of the votes cast at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is required to approve the proposal to increase the authorized shares available under our 1996 Stock Option Plan.

Proposal 4:

Ratify Selection of Independent Public Accountants

The affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal is required to ratify the selection of independent public accountants (which shares voting affirmatively also constitute at least a majority of the required quorum).

Proposal 5:

Amendment to our Bylaws	The affirmative vote of a majority of our outstanding Capital Stock is required to approve the proposal to eliminate our classified Board of Directors.

Proposal 6:

Shareholder Proposal to Eliminate the Classified Board of Directors

The affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal is required to approve the shareholder proposal (which shares voting affirmatively also constitute at least a majority of the required quorum).

What are the Costs of Soliciting these Proxies?

We will pay all the costs of soliciting these proxies. In addition to mailing proxy soliciting material, our directors, officers and employees also may solicit proxies in person, by telephone or by other electronic means of communication for which they will receive no compensation. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their reasonable expenses. We have hired Georgeson Shareholder Communications Inc. to seek the proxies of custodians, such as brokers, who hold shares which belong to other people. This service will cost the Company approximately $6,500.

How Do I Obtain an Annual Report on Form 10-K?

We have enclosed a copy of our 2003 Annual Report on Form 10-K with this Proxy Statement. If you would like another copy of our 2003 Annual Report on Form 10-K, we will send you one without charge. The Annual Report on Form 10-K includes a list of exhibits filed with the SEC, but does not include the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Expenses for copying and mailing them to you will be your responsibility. Please write to:

Greater Bay Bancorp

2860 West Bayshore Road

Palo Alto, California 94303

Attention:  Shawn E. Saunders, Executive Vice President,

 Finance and Accounting

In addition, the SEC maintains an Internet site at http://www.sec.gov that contains Greater Bay Bancorp’s SEC filings.

INFORMATION ABOUT GREATER BAY BANCORP STOCK OWNERSHIP

The Securities and Exchange Commission has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power to vote, sell or otherwise dispose of the share. Beneficial ownership also includes that number of shares that a person has the right to acquire within 60 days of March 31, 2004. Two or more persons might count as beneficial owners of the same share.

How Much of Greater Bay Bancorp’s Capital Stock is Owned by Directors, Executive Officers and Greater than 5% Shareholders?

The following table shows, as of March 31, 2004, beneficial ownership of Greater Bay Bancorp Common Stock by each of Greater Bay Bancorp’s directors, nominees for director, the named executive officers, directors and executive officers as a group, and persons known to us who own more than 5% of our Common Stock. Unless otherwise indicated in the table below, no person shares beneficial ownership of the same Greater Bay Bancorp Common Stock with anyone else.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)
	Number of Shares	Percentage of Class
Robert A. Archer (2)	143,891	0.28%
Susan K. Black (3)	84,806	0.17%
Frederick J. de Grosz (4)	405,527	0.80%
Susan Ford Dorsey (5)	5,620	0.01%
John M. Gatto (6)	130,592	0.26%
James E. Jackson (7)	150,759	0.30%
Gregg A. Johnson (8)	68,117	0.13%
David L. Kalkbrenner (9)	405,129	0.80%
Stanley A. Kangas (10)	61,556	0.12%
Daniel G. Libarle (11)	65,748	0.13%
Rex D. Lindsay (12)	133,510	0.26%
Arthur K. Lund (13)	159,434	0.31%
George M. Marcus (14)	302,820	0.59%
Duncan L. Matteson (15)	261,200	0.51%
Glen McLaughlin (16)	67,636	0.13%
Linda R. Meier (17)	22,500	0.04%
Byron A. Scordelis (18)	47,000	0.09%
Donald H. Seiler (19)	269,888	0.53%
Kenneth A. Shannon (20)	6,236	0.01%
Steven C. Smith (21)	129,571	0.25%
Warren R. Thoits (22)	179,269	0.35%
James C. Thompson (23)	117,852	0.23%
Thaddeus John Whalen (24)	71,883	0.14%
All directors and executive officers as a group (26 persons) (25)	3,392,224	6.66%

Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105 (26)	2,642,507	5.19%

(1)	Includes shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2004. Shares of Greater Bay Common Stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2004 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(2)	Includes 90,150 shares held directly by Mr. Archer, 6,741 shares held by Mr. Archer in trust and 47,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(3)	Includes 62,382 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(4)	Represents shares of Common Stock into which the shares of Series B Preferred Stock owned by Mr. de Grosz are convertible within 60 days of March 31, 2004.

(5)	Includes 2,620 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(6)	Includes 49,200 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(7)	Includes 44,700 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(8)	Includes 4,279 shares held directly by Mr. Johnson, 1,238 shares in his 401(k) plan account and 62,600 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(9)	Includes 190,160 shares held directly by Mr. Kalkbrenner, 14,988 shares held in an IRA for Mr. Kalkbrenner, 9,917 shares in his 401(k) plan account and 190,064 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(10)	Includes 18,026 shares held directly by Mr. Kangas, 20,430 shares held in IRAs for Mr. Kangas and 23,100 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(11)	Includes 20,162 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(12)	Includes 85,010 shares held by the Rex D. and Leanor L. Lindsay Family Trust and 48,500 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(13)	Includes 18,005 shares held directly by Mr. Lund, 94,429 shares held by Mr. Lund as co-trustee of a trust and 47,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004. Mr. Lund disclaims beneficial ownership of the shares held as co-trustee.

(14)	Includes 23,100 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(15)	Includes 151,600 shares held jointly with Mr. Matteson’s spouse as trustees of the Matteson Family Trust and 109,600 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(16)	Includes 34,500 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(17)	Includes 2,800 shares held by Ms. Meier as trustee of the Meier Family Trust, 11,000 shares held by Ms. Meier in trust and 8,700 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(18)	Includes 28,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(19)	Includes 217,588 shares held jointly with Mr. Seiler’s spouse as trustees of the Seiler Family Trust and 52,300 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(20)	Includes 4,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(21)	Includes 15,812 shares owned directly by Mr. Smith, 519 shares held in his 401(k) plan account, 1,480 shares held by his spouse in an IRA, and 111,760 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

6`

(22)	Includes 67,167 shares held by Mr. Thoits as trustee of the Warren R. Thoits Trust dated December 30, 1983, 22,994 shares held by Thoits Brothers, Inc., 27,008 shares for which Mr. Thoits is the record holding trustee, 23,200 shares held by Mr. Thoits and his spouse as Trustees of the WRT-VBT 1998 Trust dated September 1, 1988 and 38,900 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(23)	Includes 103,642 shares held by Mr. Thompson in trust, 5,510 shares held in an IRA and 8,700 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(24)	Includes 8,700 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(25)	Includes 1,077,142 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(26)	Based on a Schedule 13G filed with the SEC on February 13, 2004, as of December 31, 2003. Includes 1,780,129 shares held by Barclays Global Investors, NA, 675,850 shares held by Barclays Global Fund Advisors, and 7,600 shares held by Barclays Bank PLC.

The following table shows, as of March 31, 2004, beneficial ownership of our Series B Preferred Stock by the only director, nominee for director or executive officer who owns shares of Series B Preferred Stock (Mr. de Grosz) and by the two other persons known to us who own more than 5% of such stock.

Name of Beneficial Owner	Shares of Series B Preferred Stock Beneficially Owned
	Number of Shares	Percentage of Class
Frederick J. de Grosz c/o ABD Insurance and Financial Services 305 Walnut Street Redwood City, California 94063	242,831	13.3%

Bruce Basso c/o ABD Insurance and Financial Services 305 Walnut Street Redwood City, California 94063	232,514	12.7%

UBS Warburg LLC 677 Washington Blvd. Stamford, Connecticut 06901	144,995	7.9%

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. To that end, over the course of a number of months, the Board has reviewed its governance policies and practices, as well as the requirements of the Sarbanes-Oxley Act of 2002 and the listing standards of The Nasdaq Stock Market. As a result of this review, in November 2002 the Board appointed a Nominating Committee consisting entirely of independent directors. In February 2003, the Board added corporate governance responsibilities to the committee, renaming it and reconstituting it as the Board Governance and Nominating Committee.

Corporate Governance Guidelines

Our corporate governance guidelines provide for, among other things:

•	A Board consisting predominantly of non-management directors and a substantial majority of whom are independent directors;

•	Periodic executive sessions of non-management directors;

•	An Audit Committee, Compensation Committee and Board Governance and Nominating Committee consisting entirely of independent directors;

•	An annual self-evaluation process for the Board and its committees;

•	Director education and orientation;

•	Ethical conduct of directors and adherence to a duty of loyalty to the Company; and

•	Establishment of a management succession plan.

Board Qualification and Selection Process

Our corporate governance guidelines contain Board membership criteria that apply to all Board Governance and Nominating Committee-recommended nominees for a position on our Board. Under these criteria, members of the Board should possess the highest personal and professional ethics and integrity and be devoted to representing the best interests of Greater Bay and its shareholders. Members of the Board should have a meaningful ownership interest in Greater Bay stock and are expected to act in a manner consistent with the duties of care and loyalty owed to the Company. New directors elected or appointed to the Board after January 1, 2004 will be required to resign after the expiration of the elected term during which they turn 75 years of age. This mandatory retirement age does not apply to those directors in office as of December 31, 2003.

Other important factors the Board Governance and Nominating Committee will consider include current knowledge, experience and contacts in Greater Bay’s industries and other industries relevant to Greater Bay’s business, ability to work together with other Board members, ability to serve as a significant and active resource for referrals and business development and the ability to commit adequate time to serve as a director of Greater Bay.

One of the goals of the Board Governance and Nominating Committee is to maintain a strong and experienced Board by annually assessing the Board’s business background. We seek to have a Board of Directors with a diversity of experiences in business, finance, public service and other areas relevant to our business, and who bring diverse perspectives and backgrounds to the Company. The Board Governance and Nominating Committee will conduct an annual assessment of the composition of the Board, and will advise the Board on any proposed changes or enhancements to Board composition and structure. If the Board agrees that the proposed changes or enhancements are necessary, the Board Governance and Nominating Committee will undertake a search process. The Board Governance and Nominating Committee has the authority to retain a search firm to identify director candidates.

Consideration of Shareholder Nominees

The policy of the Board Governance and Nominating Committee is to consider properly submitted shareholder recommendations for candidates for membership on the Board of Directors. In evaluating potential nominees, the Board Governance and Nominating Committees will look at the same factors described under the heading “Board Qualification and Selection Process” above. Recommendations must be submitted in writing to the attention of the Chair of the Board Governance and Nominating Committee at the following address, and should include a detailed resume:

Chair, Board Governance and Nominating Committee

Greater Bay Bancorp

400 Emerson Street, 3rd Floor

Palo Alto, California 94301

The Board Governance and Nominating Committee will then screen potential candidates to determine if they meet the qualification criteria. For those candidates who meet the criteria, the Committee will conduct a due diligence review of the candidates’ qualifications and interview the candidate if he or she is not already known to the committee.

Additional procedures for shareholders to directly nominate directors is set forth in the Notice of 2004 Annual Meeting of Shareholders.

Executive Sessions

Executive session of non-management directors will be held from time to time. The sessions will be scheduled and chaired by the Chairman of the Board.

Attendance at Annual Meetings

The Board encourages all members to attend the annual meeting of shareholders. At the 2003 annual meeting of shareholders, all Board members attended the annual meeting.

Communications with the Board

Individuals may communicate with the Board of Directors, including a committee of the Board or individual directors by writing to the following address:

Greater Bay Bancorp

400 Emerson Street, 3rd Floor

Palo Alto, California 94301

Attention: Corporate Secretary

All communications sent to the Board of Directors will be communicated with the entire Board of Directors unless the Chairman of the Board reasonably believes communication with the entire Board of Directors is not appropriate or necessary or unless the communication is addressed solely to a specific committee or an individual director.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

The Board of Directors

The Board of Directors oversees our business and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through, among other things, discussions with the Chief Executive Officer, other key executives and our principal outside advisers (legal counsel, outside auditors, investment bankers and other consultants), by reading reports and other materials that we send them and by participating in Board and committee meetings.

Greater Bay Bancorp’s Bylaws currently permit the number of Board members to range from 11 to 21, leaving the Board authority to fix the exact number of directors within that range. The Board has fixed the exact number of directors at 19. The Board of Directors has determined that all of its directors, except for Mr. Scordelis, Mr. de Grosz, Mr. Kalkbrenner and Mr. Matteson, are “independent” as defined by the applicable rules and regulations of the Nasdaq Stock Market.

The Board held 17 meetings during 2003. Each incumbent director attended at least 75% of the total number of Board meetings plus meetings of the standing committees on which that particular director served.

The Committees of the Board

The Board may delegate portions of its responsibilities to committees of its members. These standing committees of the Board meet at regular intervals to attend to their particular areas of responsibility. Our Board has seven standing committees: the Audit Committee, Compensation Committee, Executive Committee, Loan Committee, Asset-Liability Management Committee, Marketing Committee and Board Governance and Nominating Committee.

Audit Committee.    Greater Bay has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee Charter adopted by the Board sets out the responsibilities, authority and specific duties of the Audit Committee. A copy of the Audit Committee Charter is attached hereto as Annex A. Pursuant to the charter, the Audit Committee has the following primary duties and responsibilities:

•	To monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance

•	To monitor the qualifications and independence of our independent auditors

•	To monitor the performance of our independent and internal audit functions

•	To provide an avenue of communication among the independent auditors, management and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and has direct access to the independent auditors as well as anyone in the Greater Bay organization. The Audit Committee has the ability to retain special legal or accounting experts, or such other consultants, advisors or experts it deems necessary in the performance of its duties and shall receive appropriate funding from the Company for payment of compensation to any such person. The Audit Committee works closely with management and our independent auditors. The Audit Committee consists of Messrs. Seiler (Chairman), Archer, Libarle, McLaughlin and Thoits each of whom is “independent,” as defined by Company policy and the rules and regulations of The Nasdaq Stock Market. The Board of Directors has designated Messrs. Seiler and McLaughlin as “audit committee financial experts,” as that term is defined by SEC regulations issued under the Sarbanes-Oxley Act of 2002. The Audit Committee held 12 meetings during 2003.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference.

The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of Greater Bay Bancorp.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Greater Bay Bancorp’s independent accountants are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management, the internal auditors and the independent accountants.

In discharging its oversight responsibility, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, the independent accountants for Greater Bay Bancorp. Management represented to the Audit Committee that all consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Audit Committee also obtained from the independent accountants a formal written statement describing all relationships between Greater Bay Bancorp and the accountants that bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee. The Audit Committee discussed with the independent accountants any relationships that may impact the firm’s objectivity and independence and satisfied itself as to the accountants’ independence.

Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors approve the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee:

Donald H. Seiler, Chairman

Robert A. Archer

Daniel G. Libarle

Glen McLaughlin

Warren R. Thoits

Compensation Committee.    Greater Bay has a separately designated Compensation Committee, which consists entirely of independent directors as defined by the rules and regulations of The Nasdaq Stock Market. Pursuant to the Charter, the Compensation Committee has the following responsibilities:

•	Review and approve our compensation philosophy;

•	Review and approve our compensation programs, plans and awards;

•	Administer our short-term and long-term incentive plans and other stock or stock-based plans;

•	Issue an annual report on executive compensation for inclusion in our proxy statement; and

•	Review and approve general employee welfare benefit plans and other plans on an as needed basis.

The Compensation Committee held 17 meetings during 2003. Messrs. Gatto, Lindsay, McLaughlin, Seiler and Thoits are members of the Compensation Committee.

Board Governance and Nominating Committee.    The purposes of the Board Governance and Nominating Committee include: (1) identifying individuals qualified to become Board members and making recommendations to the full Board of candidates for election to the Board; (2) recommending to the Board corporate governance guidelines; (3) leading the Board in an annual review of its performance; and (4) recommending director appointments to Board committees. Mr. Gatto chairs the Board Governance and Nominating Committee, and Ms. Meier serves as the Vice-Chair. The other members of the committee are Messrs. Libarle, Lund, Marcus and Thoits. All of the members of the Board Governance and Nominating Committee are “independent” directors as defined by the rules and regulations of The Nasdaq Stock Market. The Board Governance and Nominating Committee held 5 meetings during 2003. A copy of the Board Governance and Nominating Committee Charter is available on our website at www.gbbk.com.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee serves or has served as an officer or employee of Greater Bay Bancorp or its subsidiaries. In addition, Messrs. Seiler and Thoits have an interest in a building leased by Greater Bay Bank, National Association a subsidiary of the Company (referred to herein as Greater Bay Bank). Mr. Matteson, a former member of the Compensation Committee, has an interest in a building leased by ABD Insurance and Financial Services (referred to as ABD). See “Certain Relationships and Related Transactions”

Section 16(a) Beneficial Ownership Reporting Compliance by Directors and Executive Officers

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports with the SEC and The Nasdaq Stock Market on changes in their beneficial ownership of Greater Bay Bancorp Capital Stock, and to provide the Company with copies of the reports.

Based solely on our review of these reports or of certifications to us that no report was required to be filed, we believe that all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them during the 2003 fiscal year, except for one late Form 4 filing by each of Messrs. De Grosz, Jackson, Marcus and Shannon.

How We Compensate Directors

Greater Bay Bancorp has a policy of compensating directors for their service on the Board and for their attendance at committee meetings. In 2003, Mr. Matteson, as Chairman of the Board, received an annual retainer of $62,000 and Mr. Gatto, as a Vice Chairman of the Board, received an annual retainer of $34,000. All other non-officer directors received annual retainers of $22,000 and $667 for each Board meeting attended. Mr. Kalkbrenner’s and Mr. Scordelis’ compensation is discussed below in the section entitled “How We Compensate Executive Officers.”

In 2003, non-officer committee members received annual retainers as follows: (i) Audit Committee, $12,000; (ii) Executive Committee, $22,000; (iii) Compensation Committee, $0; (iv) Loan Committee, $18,000; (v) Asset-Liability Management Committee, $10,000; (vi) Marketing Committee, $2,000; and (vii) Board Governance and Nominating Committee, $2,000. The Chairmen of these committees received additional annual retainers in 2003, as follows: (a) Audit, $20,000; (b) Asset-Liability Management, 12,000; (c) Marketing, $2,000; and (d) Board Governance and Nominating, $2,000. Members of the Executive Committee, Audit Committee and Asset-Liability Management Committee also receive $500 for each special meeting attended. The total compensation for the Greater Bay Bancorp Board of Directors in 2003, including committee fees, was $974,982.

In addition, directors are eligible to participate in Greater Bay Bancorp’s 1996 Stock Option Plan. For their contributions in 2003, Messrs. Matteson and Gatto and the other members of the Executive Committee received options to purchase 18,000, 13,500, and 10,500 shares, respectively, of our Common Stock at an exercise price of $29.55 per share, the fair market value of such stock on the date of grant. In addition, each other non-officer director of Greater Bay Bancorp received options to purchase 7,500 shares of our Common Stock at an exercise price of $29.55 per share, the fair market value of such stock on the date of grant. All stock options granted to non-officer directors vest in equal annual installments over five-year periods beginning on the date of grant, subject to continued service on the Board of Directors. Messrs. Matteson and Seiler also received restricted stock grants of 10,000 and 5,000 shares, respectively. The restrictions lapse 20% annually over a five-year period. Directors are also entitled to the protection of certain indemnification provisions in Greater Bay Bancorp’s Restated Articles of Incorporation, Bylaws and indemnification agreements.

Certain Relationships and Related Transactions

Greater Bay Bancorp has had and expects in the future to have banking transactions in the ordinary course of business with our directors and officers or associates of our directors and officers. We may also have banking transactions with corporations of which our directors or officers may own a controlling interest, or also serve as directors or officers. These transactions have taken place and will take place on substantially the same terms, including interest and collateral, as those prevailing for comparable transactions with others, and comply with the provisions of the Sarbanes-Oxley Act of 2002. We believe that these transactions involving loans did not present more than the normal risk of noncollectibility or present other unfavorable features.

Greater Bay Bank leases its offices at 420 Cowper Street, Palo Alto, California 94301 from MPB Associates, LLC. Two directors of Greater Bay Bancorp, Messrs. Seiler and Thoits, each own a 10% interest in MPB Associates, LLC. The managing member of MPB Associates, LLC is Matteson Real Estate Equities, Inc. in which Mr. Matteson has a 47% ownership interest. The lease has been extended through January 2010. Greater Bay Bank pays monthly rent of $75,000 for the leased space, subject to an annual rent adjustment of 3.5%. Additionally, Greater Bay Bank pays real property taxes, utilities and building insurance, to the extent they exceed, on an annual basis, $1.40 per rentable square foot, $1.60 per rentable square foot, and $0.17 per rentable square foot, respectively. The lease also contains a provision granting Greater Bay Bank a right of first refusal to purchase the building during the term of the lease upon the same terms and conditions that the landlord is willing to accept from a third party.

ABD, a wholly owned subsidiary of Greater Bay, leases its offices at 305 Walnut Street, Redwood City, California 94063, from 305 Walnut Associates, LLC. That entity is owned 50% by Matteson Real Estate Equities, Inc. and 50% by 305 Walnut Partners. Two directors of Greater Bay, Messrs. Matteson and de Grosz, have ownership interests in 305 Walnut Associates, LLC. Mr. Matteson owns 47% of Matteson Real Estate Equities, Inc. and, therefore, 23.5% of 305 Walnut Associates, LLC. Mr. de Grosz owns 25% of 305 Walnut Partners and, therefore, 12.5% of 305 Walnut Associates, LLC. The lease term extends through November 12, 2010. ABD pays a monthly rent of $223,000 (subject to an annual rent adjustment of 3%) and all property taxes and operating expenses associated with the leased premises. The lease also provides for a rent adjustment beginning in 2006 based on the greater of (a) the base rent as then in effect or (b) 90% of the fair market rental value at that time.

ABD has also entered into a lease dated December 2, 2002, with 42 Natomas Park Drive, LLC for office space in Sacramento, California. Mr. de Grosz has a 7.14% interest in 42 Natomas Park Drive, LLC. Under the lease, ABD pays a monthly rent of $56,000 (subject to an annual rent adjustment of 3%) and all property taxes and operating expenses associated with the leased premises. The lease term extends through August 2013.

During 2003, Greater Bay Bancorp engaged Thoits, Love, Hershberger & McLean, a law firm in which Mr. Thoits is employed as a non-equity attorney. Fees paid to this firm in 2003 were approximately $35,000.

Executive Officers

Set forth below are the names and five-year biographies of Greater Bay Bancorp’s executive officers.

Name and Age	Principal Occupation and Business Experience
Byron A. Scordelis (54)	President, Chief Executive Officer and a director of Greater Bay Bancorp. Between May 2001 and October 7, 2003, he served as Senior Executive Vice President and Chief Operating Officer of Greater Bay Bancorp. On October 7, 2003, Mr. Scordelis was appointed President of Greater Bay Bancorp, and on January 1, 2004, he also became Chief Executive Officer and a Director of Greater Bay Bancorp. Mr. Scordelis also serves as President and Chief Executive Officer of Greater Bay Bank. He was employed by Wells Fargo Bank, N.A. from 1998 to 2001 as the Regional President of the San Francisco Bay Area Region and Corporate Executive Vice President. From 1988 to 1998, Mr. Scordelis served as the President and Chief Executive Officer of EurekaBank. He currently serves as a member of the Local Agency Investment Fund Advisory Board for the State of California, the Board of Directors of the California Bankers’ Association, and the Board of Fellows of Santa Clara University.

Kimberly S. Burgess (53)	Executive Vice President and Chief Administrative Officer since September 2003. Between April 1998 and September 2003, Ms. Burgess served as Senior Vice President and Director of Human Resources for Greater Bay Bancorp. From 1987 until 1998, Ms. Burgess held various senior management positions at Greater Bay Bancorp. From 1984 to 1987, Ms. Burgess served as an Account Officer with the Federal Reserve Board of San Francisco.

Peggy Hiraoka (49)	Executive Vice President, Human Resources of Greater Bay Bancorp since September 2003. From 2000 to September 2003, Ms. Hiraoka was in charge of her own employee relations, compensation programs and organizational development consulting firm. From April 1998 to May 2000, she served as Executive Director of Human Resources at Stanford University. From 1988 to 1997, she served as Executive Vice President and Chief Administrative Officer at EurekaBank.

Gregg A. Johnson (54)	Executive Vice President, Business and Technology Services of Greater Bay Bancorp since April 1998. From April 1997 to December 1997, Mr. Johnson was Vice President of Development and Customer Service at Computer Sciences Corporation. From April 1996 to April 1997, Mr. Johnson was Vice President of Information Systems at First Plus Financial. Before joining First Plus, Mr. Johnson was employed as Senior Vice President and Chief Information Officer at San Francisco Federal Bank, a federal savings bank, from February 1995 to February 1996. Mr. Johnson also served as Senior Vice President and Chief Information Officer at Fidelity Federal Bank from December 1990 to February 1995.

Shawn E. Saunders (44)	Executive Vice President, Finance and Accounting since September 2003. Mr. Saunders previously served as Senior Vice President Finance and Accounting of Greater Bay Bancorp, and Chief Financial Officer of all its subsidiary banks from March 1997 to September 2003. From August 1995 to February 1997 he served as Vice President and Chief Financial Officer of the Orange County Business Council Credit Union. From February 1993 to July 1995 Mr. Saunders served as Vice President and Controller of All Pacific Mortgage Company. From 1985 to 1993 Mr. Saunders held various positions with Coopers & Lybrand L.L.P., most recently as a Senior Audit Manager. Mr. Saunders is a certified public accountant.

Name and Age	Principal Occupation and Business Experience
Kenneth A. Shannon (51)	Executive Vice President and Chief Risk Officer of Greater Bay Bancorp since December 2002. Mr. Shannon previously served as Executive Vice President and Chief Credit Officer of California Federal Bank from March 2001 to December 2002, Senior Vice President and Credit Policy Director from October 1994 to March 2001 and First Vice President and Risk Asset Review Director from August 1993 to October 1994. From 1986 until 1993, Mr. Shannon held positions with the Office of Thrift Supervision, including Assistant Regional Director from March 1991 to August 1993.

Steven C. Smith (52)	Executive Vice President and Chief Financial Officer of Greater Bay Bancorp since November 1996. Mr. Smith is a certified public accountant who joined Cupertino National Bank in December 1993 as Senior Vice President and Chief Financial Officer, and in 1995 was named Executive Vice President and Chief Operating Officer.

How We Compensate Executive Officers

Summary Compensation.    The following table summarizes information about compensation paid to or earned by our Chief Executive Officer during 2003, David L. Kalkbrenner, who retired as Chief Executive Officer on December 31, 2003. It also summarizes the compensation paid to or earned by our four other most highly compensated executive officers who earned salary and bonus compensation in excess of $100,000 during 2003 and were serving as executive officers at December 31, 2003, including Mr. Scordelis who assumed the position of Chief Executive Officer on January 1, 2004. The table also provides information for Susan K. Black who was an executive officer during a portion of 2003 but was not serving as an executive officer on December 31, 2003. In all cases, the officers concerned earned all the compensation shown for their services, in all their capacities, to Greater Bay Bancorp or its subsidiaries during the years 2003, 2002 and 2001.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards		All Other Compensation (5) ($)
Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Other Annual Compensation (3) ($)	Restricted Stock Awards (4) ($)	Securities Underlying Options (4) (#)
David L. Kalkbrenner Former Chief Executive Officer	2003 2002 2001	$625,000 625,000 525,000	$400,000 375,000 450,000	$259,283 25,339 24,223	$171,800 361,250 195,000	40,000 — 50,000	$48,849 37,166 64,988

Byron A. Scordelis (6) President and Chief Executive Officer	2003 2002 2001	$385,000 367,667 226,385	$375,000 350,000 150,000	$17,945 12,000 7,500	$85,900 — 100,080	40,000 — 40,000	$25,671 105,071 —

Steven C. Smith Executive Vice President and Chief Financial Officer	2003 2002 2001	$385,000 385,000 350,000	$240,000 240,000 300,000	$27,971 12,000 16,553	— — —	20,000 — 30,000	$52,841 41,149 62,743

Kenneth A. Shannon (7) Executive Vice President and Chief Risk Officer	2003 2002	$250,700 10,417	$200,000 75,000	$12,000 500	— —	5,000 —	$2,838 —

Gregg A. Johnson Executive Vice President, Business and Technology Services	2003 2002 2001	$285,000 287,602 275,000	$150,700 150,000 175,000	$12,000 12,000 11,000	— —	20,000 — 20,000	$10,731 9,574 29,338

Susan K. Black (8) Former Executive Vice President and President, Community Banking Group	2003 2002 2001	$370,000 360,043 291,466	$75,350 200,000 250,000	$89,281 12,000 12,000	— — —	25,000 — 25,000	$131,729 29,178 55,199

(1)	Annual salary includes cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers under Greater Bay Bancorp’s 401(k) Plan and Deferred Compensation Plan.

(2)	Amounts indicated as bonus payments were earned for performance during 2003, 2002 and 2001 but paid in the first quarters of 2004, 2003 and 2002, respectively. Also included in amounts indicated as bonus payments are any amounts deferred at the election of those officers under Greater Bay Bancorp’s Deferred Compensation Plan.

(3)	No executive officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of each such officer’s total annual salary and bonus during 2003, 2002 and 2001. Amounts shown are as follows.

Mr. Kalkbrenner (a) 2003: $118,030 for accrued vacation/personal time off payout upon his retirement, $111,029 for transfer of country club membership and payment of taxes on transfer, $13,544 in excess earnings on deferred compensation distributions, $12,000 for car allowance and $4,680 for country club dues; (b) 2002: $13,339 in excess earnings on deferred compensation distributions and $12,000 for car allowance; and (c) 2001: $12,223 in excess earnings on deferred compensation distributions and $12,000 for car allowance.

Mr. Scordelis (a) 2003: $12,000 for car allowance and $5,945 for country club dues; (b) 2002: $12,000 for car allowance; and (c) 2001: $7,500 for car allowance.

Mr. Smith (a) 2003: $15,971 for country club dues and $12,000 for car allowance; (b) 2002: $12,000 for car allowance; (c) 2001: $11,000 for car allowance and $5,553 for accrued vacation payout.

Mr. Shannon’s amounts are for car allowance.

Mr. Johnson’s amounts are for car allowance.

Ms. Black (a) 2003: $40,000 for transfer of country club membership upon change in status, $35,831 for accrued vacation/personal time off payout, $6,949 for country club dues and $6,500 for car allowance; and (b) 2002 and 2001 amounts are car allowance.

(4)	Under the Greater Bay Bancorp 1996 Stock Option Plan, as amended, options and restricted stock may be granted to directors and key, full-time salaried officers and employees of Greater Bay Bancorp or its subsidiaries. Effective January 2, 2001, January 2, 2002 and January 21, 2003, the Board of Directors granted Mr. Kalkbrenner 5,000, 12,500 and 10,000 shares of restricted stock, respectively. Effective May 15, 2001 and January 21, 2003, the Board of Directors granted Mr. Scordelis 4,000 and 5,000 shares of restricted stock, respectively. The restrictions lapse 20% annually over a five year period for Mr. Kalkbrenner and 25% annually over a four year period for Mr. Scordelis, and dividends are paid on these shares. As of December 31, 2003, the shares granted to Mr. Kalkbrenner had a value of $783,200 and the shares granted to Mr. Scordelis had a value of $256,320. Options granted under the 1996 Stock Option Plan are either incentive options or non-statutory options. Options granted under the 1996 Stock Option Plan become exercisable in accordance with a vesting schedule established at the time of grant. Vesting may not extend beyond ten years from the date of grant. Options and restricted stock granted under the 1996 Stock Option Plan are adjusted to protect against dilution in the event of certain changes in Greater Bay Bancorp’s capitalization, including stock splits and stock dividends. All options granted to executive officers have an exercise price equal to the fair market value of Greater Bay Bancorp’s Common Stock on the date of grant.

(5)

Amounts shown for Mr. Kalkbrenner include (a) for 2003, $7,500 in 401(k) plan matching contributions, $11,389 in long term disability insurance premiums, $4,767 in life insurance premiums and $25,193 in excess accrued interest on deferred compensation; (b) for 2002, $6,875 in 401(k) plan matching contributions, $11,389 in long term disability insurance premiums, $3,290 in life insurance premiums and

$15,612 in excess accrued interest on deferred compensation; and (c) for 2001, $6,563 in 401(k) plan matching contributions, $11,389 in long term disability insurance premiums, $5,593 in life insurance premiums, $6,443 in excess accrued interest on deferred compensation and $35,000 for successful completion of mergers during the year.

Amounts shown for Mr. Scordelis include (a) for 2003, $7,500 in 401(K) plan matching contributions, $4,230 in life insurance premiums and $13,941 in excess accrued interest on deferred compensation; and (b) for 2002, $100,000 in a signing bonus and $5,071 in excess accrued interest on deferred compensation.

Amounts shown for Mr. Smith include, (a) for 2003, $7,500 in 401(k) plan matching contributions, $2,468 in long term disability insurance premiums, $1,470 in life insurance premiums and $41,403 in excess accrued interest on deferred compensation; (b) for 2002, $6,875 in 401(k) plan matching contributions, $2,460 in long term disability insurance premiums, $1,410 in life insurance premiums and $30,404 in excess accrued interest on deferred compensation; and (c) for 2001, $6,563 in 401(k) plan matching contributions, $2,262 in long term disability insurance premiums, $1,410 in life insurance premiums, $22,508 in excess accrued interest on deferred compensation and $30,000 for successful completion of mergers during the year.

Amounts shown for Mr. Shannon for 2003 represent $2,838 in life insurance premiums.

Amounts shown for Mr. Johnson include, (a) for 2003, $7,500 in 401(k) plan matching contributions, $726 in long term disability insurance premiums, $1,680 in life insurance premiums and $825 in excess accrued interest on deferred compensation; (b) for 2002, $6,875 in 401(k) plan matching contributions, $725 in long term disability insurance premiums, $1,560 in life insurance premiums and $414 in excess accrued interest on deferred compensation; and (c) for 2001, $6,563 in 401(k) plan matching contributions, $690 in long term disability insurance premiums, $1,988 in life insurance premiums, $97 in excess accrued interest on deferred compensation and $20,000 for successful completion of merger transactions during the year.

Amounts shown for Ms. Black include (a) for 2003, $7,500 in 401(k) plan matching contributions, $3,296 in long term disability insurance premiums, $1,670 in life insurance premiums, $19,263 in excess accrued interest on deferred compensation and $100,000 under a separation agreement (see below); (b) for 2002, $6,875 in 401(k) plan matching contributions, $3,296 in long term disability insurance premiums, $1,455 in life insurance premiums, $16,452 in excess accrued interest on deferred compensation, and $1,100 as a miscellaneous bonus; and (c) for 2001, $6,563 in 401(k) plan matching contributions, $3,137 in long term disability insurance premiums, $1,860 in life insurance premiums, $13,639 in excess accrued interest on deferred compensation and $30,000 for successful completion of mergers during the year.

(6)	Mr. Scordelis joined the Company in May 2001. Amounts shown for 2001 were earned during the period May 15, 2001 through December 31, 2001.

(7)	Mr. Shannon joined the Company in December 2002. Amounts shown for 2002 were earned during the period December 16, 2002 through December 31, 2002.

(8)	Ms. Black ceased to be an executive officer on June 30, 2003.

Option Grants in 2003.    Greater Bay granted stock options in 2003 to our named executive officers as set forth below. All options were granted pursuant to our 1996 Stock Option Plan described in detail under “Proposal 2: Amendment to 1996 Stock Option Plan.”

Option/SAR Grants in 2003

Individual Grants					Potential Realized Value at Accrued Assumed Rates of Stock Price Appreciation for Option Term
Name (a)	Number of Securities Underlying Option/SARs Granted	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	5%	10%
David L. Kalkbrenner	40,000	2.70	$17.18	1/21/2013	$432,176	$1,095,220
Byron A. Scordelis	40,000	2.70	17.18	1/21/2013	432,176	1,095,220
Steven C. Smith	20,000	1.35	17.18	1/21/2013	216,088	547,610
Kenneth A. Shannon	5,000	0.34	14.18	3/25/2013	44,592	113,004
Gregg A. Johnson	20,000	0.51	17.18	1/21/2013	216,088	547,610
Susan K. Black	25,000	1.69	17.18	1/21/2013	270,110	684,512

Aggregated Option Exercises and Option Values.    The following table sets forth the specified information concerning exercises of options to purchase Greater Bay Bancorp Common Stock in the fiscal year ended December 31, 2003 and unexercised options held as of December 31, 2003 by the persons named in the Summary Compensation Table.

Aggregated Option Exercises in Fiscal Year 2003 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 12/31/03		Value of Unexercised In-the- Money Options at 12/31/03(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David L. Kalkbrenner	30,000	$678,075	292,000	96,000	$4,198,855	$645,260
Byron A. Scordelis	—	—	16,000	64,000	49,680	526,520
Steven C. Smith	—	—	107,760	55,200	1,053,891	349,340
Kenneth A. Shannon	—	—	3,000	17,000	32,910	203,135
Gregg A. Johnson	10,000	124,250	68,600	45,600	562,779	318,072
Susan K. Black	16,000	130,240	57,382	53,600	407,607	382,822

(1)	Based on the closing price of Greater Bay Bancorp Common Stock on December 31, 2003, which was $28.48.

Employment Contracts, Change in Control Arrangements and Termination of Employment

Employment Contracts. Effective January 1, 2004, the Company entered into a five-year employment agreement with Byron Scordelis, our President and Chief Executive Officer. The agreement provides for, among other things (a) a base salary of no less than $575,000 per year, which the Board may adjust annually in its discretion; (b) bonus compensation at the discretion of the Compensation Committee based on the Company’s pre-tax net profits; (c) a disability insurance policy, the premiums of which (up to a maximum of $5,000 per year) will be paid by the Company; (d) the grant of an option to purchase 50,000 shares of Common Stock and a restricted stock grant of 10,000 shares at the first Compensation Committee meeting following the effective date of the Agreement, with future option grants or restricted stock grants in the sole discretion of the Board of Directors; (e) five weeks annual vacation; (f) an automobile allowance of $1,000 per month; (g) supplemental retirement benefits (see “Supplemental Executive Retirement Plan” below); and (h) reimbursement for ordinary and necessary expenses incurred by Mr. Scordelis in connection with his employment, including country club and health club dues. Greater Bay may terminate the agreement with or without cause.

Upon Mr. Scordelis’ involuntary termination of employment for any reason (other than for cause) or voluntary termination for good reason, Mr. Scordelis will be entitled to receive severance benefits equal to 30 months of base salary at the rate in effect immediately preceding the termination and an amount equal to three times the average of any annual or incentive bonuses paid to him over the three years immediately preceding such termination. In addition, all restricted stock, stock options and other equity incentives held by Mr. Scordelis would immediately vest. As defined in the agreement, “good reason” means (i) any diminution in Mr. Scordelis’ title, position, duties or responsibilities; (ii) any adverse change in his base salary; (iii) any relocation outside of the San Francisco Bay Area or (iv) any material breach of the agreement by the Company.

In the event of an involuntary termination of employment for any reason (other than for cause) or any event occurs which, among other things, constitutes a demotion, significant diminution or constructive termination of Mr. Scordelis’ employment within two years of a change in control of Greater Bay, Mr. Scordelis will be entitled to receive severance pay equal to 36 months of base salary at the rate in effect immediately preceding the termination plus an amount equal to three times the average of any annual or incentive bonus paid to him over the three years immediately preceding such termination. In addition, Mr. Scordelis is entitled to receive this change in control payment in the event he voluntarily terminates his employment for any reason within 30 days immediately following the expiration of the sixth month following a change in control. Any change-in-control severance payment shall be increased to provide Mr. Scordelis with substantially the same economic benefit he would otherwise be entitled to in the event any portion of the amounts owed to Mr. Scordelis is subject to an excise tax.

Change in Control Plans.    Effective January 1, 1998, the Greater Bay Bancorp Board of Directors adopted the Greater Bay Bancorp Change in Control Pay Plan and the Greater Bay Bancorp Change in Control Pay Plan for Key Executives to provide eligible employees and key executives with severance benefits upon their termination of employment on account of a change in control. In September 2001, the Board amended the plans to make the benefits more consistent with similar plans in the market, based on a review performed by John Parry & Alexander, an independent compensation consultant.

The plans define change in control as a sale or change in ownership of Greater Bay Bancorp and provide participants with a severance benefit based on the participant’s title or position with Greater Bay Bancorp or a subsidiary as of the date he or she terminates employment in connection with a change in control. “Pay” for purposes of the plans means the annual salary paid to an employee and the average bonus paid to the employee in the three most recent years. Under the Change in Control Plan for Key Executives, the executive officers would be entitled to receive a severance benefit equal to 30 months of pay plus an amount equal to any excise taxes that may be imposed on them.

Termination and Layoff Plans.    The Greater Bay Bancorp Board has also adopted the Greater Bay Bancorp Termination and Layoff Pay Plan and the Greater Bay Bancorp Termination and Layoff Pay Plan for Key Executives, effective January 1, 1998. The plans provide each participant with a severance benefit based on the participant’s pay, full years of service with Greater Bay Bancorp or a subsidiary, and his or her title or position in Greater Bay Bancorp or the subsidiary as of the date of his or her involuntary termination of employment or layoff. “Pay” for purposes of the plans means the annual salary paid to an employee and the average bonus paid to the employee in the three most recent years.

Under the Termination and Layoff Plan for Key Executives, Mr. Kalkbrenner would be entitled to receive a severance benefit equal to 25 months of pay; Mr. Scordelis and Mr. Smith would be entitled to receive a severance benefit equal to 20 months of pay; and Ms. Black and Mr. Johnson would each be entitled to receive a severance benefit equal to 18 months of pay.

Separation Agreement.    On June 24, 2003, we entered into a Mutual Release and Settlement Agreement with Susan K. Black, our former Executive Vice President and President, Community Banking Group. In connection with this agreement, and upon payment of the sum of $100,000, Ms. Black was placed on administrative leave beginning July 1, 2003 and ending on March 31, 2005, at which time Ms. Black’s resignation from Greater Bay is effective. During this 21 month period, Ms. Black receives payments of $30,833 per month and is eligible to participate in our health and life insurance benefits available to other employees at her level. The premiums for these benefits are payable by Greater Bay. In addition, Ms. Black was eligible to receive a pro rated bonus for her work during 2003. Ms. Black’s stock options continue to vest in accordance with their present vesting schedules until the earlier of March 31, 2005 or the termination of her employment. Ms. Black continues to be eligible to participate in the SERP in accordance with the provisions of that plan. See “Supplemental Executive Retirement Plan” below.

Retirement Agreements.    On December 1, 2003, we entered into a Consulting Agreement with Mr. Kalkbrenner in conjunction with his retirement from Greater Bay as President and Chief Executive Officer. Pursuant to this Agreement, Mr. Kalkbrenner has agreed to serve as a consultant to Greater Bay for two years commencing on January 1, 2004. Mr. Kalkbrenner is paid $26,000 per month for providing up to 80 hours per month of consulting services for the first 12 months of the agreement and $13,000 per month for providing up to 40 hours per month of consulting services for the last 12 months of the agreement. Mr. Kalkbrenner will be eligible for a bonus at the discretion of the Board of Directors and receives the same meeting fees as other members of the Board and Board Committees (see “How Do We Compensate Directors”). Mr. Kalkbrenner’s authorized expenses are reimbursed as well as the cost of monthly overhead charges, including any rent on office space which is not provided by the Company.

Greater Bay also pays Mr. Kalkbrenner’s country club membership dues for the first year of the term of the consulting agreement. The Company transferred to Mr. Kalkbrenner the country club membership purchased by the Company when he served as President and Chief Executive Officer. In addition, Greater Bay will pay 50% of the premiums for disability insurance coverage Greater Bay will obtain for the full term of Mr. Kalkbrenner’s consulting agreement. While Mr. Kalkbrenner serves on the Company’s Executive Committee, he will be granted annually an option for the number of shares granted Executive Committee members. In the event of a change in control of Greater Bay during the term of the Agreement, Mr. Kalkbrenner will be entitled to an amount equal to three times the cumulative monthly consulting compensation payable over the 24-month term of the Agreement. Any change in control severance payment will be increased to provide Mr. Kalkbrenner with substantially the same economic benefit he would otherwise be entitled to under the Agreement in the event any portion of the amounts owed to Mr. Kalkbrenner is subject to an excise tax.

On September 29, 2003, the Company entered into a Separation Agreement and a Consulting Agreement with Steven C. Smith, our Executive Vice President and Chief Financial Officer. Pursuant to such agreements, Mr. Smith will retire from the Company 30 days after the Company hires a replacement Chief Financial Officer, but in no event later than February 29, 2004 unless otherwise extended. The Company and Mr. Smith have agreed that his service will continue through April 30, 2004, subject to further extension. In conjunction with his retirement, Mr. Smith entered into a 30 month consulting agreement with Greater Bay which will take effect immediately after his retirement. Pursuant to such consulting agreement, Mr. Smith will be paid $32,000 a month for providing approximately 32 hours a month of service for the first 21 months and $16,000 per month for providing approximately 16 hours a month during the balance of the 30 month term. If Mr. Smith provides consulting services in excess of the hourly expectations, he shall receive additional hourly compensation. Mr. Smith’s stock options granted prior to his retirement will continue to vest for an additional 30 months after his retirement. Mr. Smith will also be entitled to a pro rated bonus for the period of time he is employed by the Company during 2004.

Greater Bay Bancorp’s Stock Option Plan.    The Greater Bay Bancorp Board of Directors has adopted the Greater Bay Bancorp Amended and Restated 1996 Stock Option Plan, referred to as the “Option Plan”. For additional information about this plan, see “Proposal 2. Amendment to the 1996 Stock Option Plan.”

Options and restricted stock granted under the Option Plan contain a provision that takes effect upon a “change in control” of Greater Bay Bancorp. Prior to the occurrence of any such change in control, all options granted under the Option Plan will become immediately exercisable and all restrictions on restricted stock will immediately lapse.

Supplemental Executive Retirement Plan.    The Company maintains a defined benefit supplemental retirement plan for its executive officers. The benefit for an executive under this plan is fixed when the executive enters the plan at an amount then estimated to be 60% (70% for the CEO) of projected salary at the earlier of ten years of participation in the plan or age 62, based on the executive’s base salary when he or she enters the plan with assumed annual salary increases of 4% thereafter. This amount is periodically reviewed by the Company and may be adjusted from time to time, but the Company has no obligation to make any adjustments.

The retirement benefit has two components, an unfunded benefit that is payable by the Company for the executive’s lifetime and a funded benefit provided through an insurance policy owned by a secular trust established for the benefit of the executive. The funded portion of the benefit is “trued up” at time of retirement to an amount that would provide a specified benefit each year until the executive reaches age 85. Once the “true up” occurs at retirement, the Company has no further funding obligation and the executive may take payment of the benefit from the trust in any manner that he or she chooses.

The estimated annual benefits (unfunded and funded) payable at age 62 (age 65 for Mr. Kalkbrenner) for the named executive officers are set forth in the table below:

Name	Annual Benefit (Unfunded)			Annual Benefit (Funded)
Mr. Kalkbrenner	[$	131,170	]		$92,390
Mr. Scordelis	[$	203,717	]	[$	183,345	]
Mr. Smith		$129,254			$94,247
Mr. Shannon		$115,459			$69,276
Mr. Johnson		$80,009			$58,477
Ms. Black		$76,247			$68,276

The payments to be made each year after age 62 (age 65 for Mr. Kalkbrenner) are increased from the amounts set forth in the above table by 3% each year (4.4% in the case of Mr. Kalkbrenner’s funded benefit).

The retirement benefit is fully vested on the earlier of 10 years of participation in the plan or the executive’s attainment of age 62. If the executive voluntarily terminates employment with the Company, he or she is 0% vested in the unfunded portion of the benefit prior to becoming fully vested. If the Company terminates the executive without cause, he or she will be 20% vested for each year of participation in the plan beginning with the sixth year of participation until fully vested. An executive will become fully vested in the event his or her employment terminates as a result of his or her disability or a change in control of the Company. Prior to becoming fully vested, the executive is entitled to receive the funded portion of his or her own benefit only to the extent provided by the assets then held in the secular trust.

Mr. Kalkbrenner, Mr. Smith and Ms. Black are fully vested in their benefits. As of December 31, 2003, Mr. Scordelis has three years of participation, Mr. Shannon has two years of participation, and Mr. Johnson has six years of participation.

The Company is obligated to make annual contributions to the secular trusts for the funded portions of the supplemental retirement benefits provided to executives. The annual contributions to the trusts are taxable income to the executives, and the Company pays the executives’ income and employment withholding tax liabilities on such contributions.

The following amounts were deposited into individual trusts for the following persons, and the Company paid income and employment tax withholding on the tax grossed up value of such amounts on behalf of these persons:

Name	Trust Contributions
	2003	2002	2001
Mr. Kalkbrenner	$345,000	$345,000		$345,000
Mr. Scordelis	$485,822	$—		$—
Mr. Smith	$92,703	$89,724		$86,984
Mr. Shannon	$83,922	$—		$—
Mr. Johnson	$79,534	$77,455		$75,517
Ms. Black	$122,781	$119,716		$116,898
Total (10 persons in 2003, 7 in 2002 and in 2001)	$1,592,289	$884,774	$

Compensation Committee’s Report on Executive Compensation

Set forth below is a report of our Compensation Committee addressing the compensation philosophy and policies for 2003 applicable to our executive officers.

The Report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Greater Bay Bancorp specifically incorporates the information contained in the report by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee Report

The Compensation Committee establishes our overall compensation philosophy, policies and procedures for executive management and the Board of Directors. It is a goal of the Compensation Committee to ensure that total compensation programs and policies for senior management comply with applicable law and stock listing requirements, and are devised and maintained to attract, provide and retain for the Company a high executive level of management and corporate governance competence.

The Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. In determining executive compensation, the Compensation Committee considers, among many factors, possible tax consequences to the Company. Tax consequences, including, but not limited to tax deductibility by the Company, are subject to many variables (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by our executives regarding options and other rights) that are beyond the control of either the Compensation Committee or the Company. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will, of course, consider alternative forms of compensation that are consistent with its compensation goals and preserve deductibility.

Currently, the members of the Compensation Committee are John M. Gatto, Rex D. Lindsay, Glen McLaughlin, Donald H. Seiler and Warren R. Thoits. Each member of the Compensation Committee is an independent director.

Compensation Policies.    Greater Bay Bancorp’s executive compensation policies and specific executive compensation programs are adopted and administered in accordance with the principal goal of maximizing return on shareholders’ equity. This goal is achieved through the acquisition and retention of highly competent executives, who are critical to the Company’s long term success. The Compensation Committee believes that such highly qualified management will require compensation that recognizes the cost of living in the San Francisco Bay Area as well as competitive compensation practices within the Company’s peer group in the banking and financial services industry. The Compensation Committee believes that our executive officer compensation practices are consistent with this policy.

To assist the Compensation Committee in its compensation decisions for 2003, the Compensation Committee reviewed competitive compensation data provided through an independent external resource. The purpose of the review was to ensure that the Company’s executive officers are competitively compensated based on their responsibilities and relative contribution, and that the Company’s compensation program provides adequate incentives for the retention of these key officers.

In setting annual compensation levels for executive officers, the Compensation Committee considered the following factors:

•	the responsibilities of the position,

•	the performance of the individual and his or her general experience and qualifications,

•	the overall financial performance (including return on equity, return on assets and achievement of the profit plan) of the Company for the previous year and the contributions to such performance measures by the individual or his or her department,

•	the officer’s total compensation during the previous year,

•	compensation levels paid by comparable companies in the financial services industry, and

•	the officer’s effectiveness in managing external and internal relationships.

Base Salary.    The Compensation Committee believes that the base compensation of the executive officers is competitive with companies of similar size and with comparable operating results in similar industries.

Annual Incentive Compensation.    The Compensation Committee believes that the awards made to executives through the annual incentive compensation program were appropriate based on the above criteria established for executive compensation.

Long Term Compensation Programs.    While the Compensation Committee establishes salary and bonus levels based on the above described criteria, the Compensation Committee also believes that encouraging equity ownership by executive officers further aligns the interests of the officers with the performance objectives of our shareholders and enhances our ability to attract and retain highly qualified personnel on a basis competitive with industry practices. Stock options and restricted stock granted by the Company pursuant to the 1996 Stock Option Plan help achieve this objective and provide additional compensation to the officers to the extent that the price of the Common Stock increases over fair market value on the date of grant. Stock options have been granted to each of the executive officers and to other officers and key employees. Restricted stock has been granted to the Chief Executive Officer (now retired) and Chief Operating Officer (now Chief Executive Officer). Through the 1996 Stock Option Plan, there will be an additional direct relationship between the Company’s performance and benefits to plan participants.

Through these compensation programs, the Compensation Committee believes that the Company furthers its objectives of attracting, retaining and motivating the best qualified executive officers and employees, and ultimately will serve to increase our profitability and maximize shareholder value.

Compensation of Chief Executive Officer.    The base salary of Mr. Kalkbrenner, our Chief Executive Officer during 2003, was determined primarily by the terms of his employment agreement dated January 1, 1999 (see “Employment Contracts, Change in Control Arrangements and Termination of Employment”). The

agreement provides for a base salary, subject to annual adjustments by the Board of Directors, and for a discretionary annual bonus based upon the pre-tax net profits of the Company and the additional factors indicated above. In addition, the Chief Executive Officer’s compensation for 2003 was based on his progress in achieving the Company’s strategic objectives and certain additional criteria, including the consolidation of the Company’s 11 bank charters, total return to shareholders, and demonstrated leadership ability. The Compensation Committee also considered the external compensation data, which included a review of compensation paid to chief executive officers in the Company’s peer group (institutions with assets of $5-10 billion).

For 2003, the Compensation Committee elected to maintain the Chief Executive Officer’s base salary at $625,000, his base salary level for 2002. Based on his accomplishment of the performance criteria established for the Chief Executive Officer’s compensation and the Company’s overall performance in key operational areas for 2003, the Compensation Committee elected to award the Chief Executive Officer an annual bonus of $400,000, which represented a 6.25% increase over the annual bonus amount he received for 2002 performance. In order to recognize his past contributions to the Company as well as to recognize his appointment and expected contribution to the Company as a Vice Chairman of its Board of Directors, the Compensation Committee granted the Chief Executive Officer 40,000 stock options and 10,000 restricted shares of the Company’s stock in January 2004.

Respectfully submitted by the members of the Compensation Committee:

John M. Gatto

Rex D. Lindsay

Glen McLaughlin

Donald H. Seiler

Warren R. Thoits

Performance Graph

The following graph compares, for the period December 31, 1998 through December 31, 2003, the yearly percentage change in Greater Bay Bancorp’s cumulative total return on its Common Stock with the cumulative total return of (i) the NASDAQ—Total US (formerly called the “NASDAQ Total Return Index”), an index consisting of Nasdaq-listed U.S.-based companies; and (ii) the SNL $5–$10B Bank Asset-Size Index composed of a survey of banks and bank holding companies having between $5 billion and $10 billion in total assets.

The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Greater Bay Bancorp	100.00	128.86	249.60	177.05	109.55	185.34
NASDAQ—Total US	100.00	185.95	113.19	89.65	61.67	92.90
SNL $5B-$10B Bank Index	100.00	91.64	110.00	121.95	125.35	173.20

DISCUSSION OF PROPOSALS

Proposal 1:  Elect Six Directors

The Board has nominated six persons for election as Class I Directors at the Annual Meeting. If you elect them, they will hold office until the election of their successors at the Annual Meeting in 2007, or until earlier termination of service. However, if Proposal 5 (Amendment to Bylaws to Eliminate Classified Board) is approved, the term of each of these director will expire at the 2005 annual meeting of shareholders, unless earlier terminated.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternates.

The following table sets forth the names and five-year biographies of the persons nominated by the Board to serve as Class I Directors. All of the following directors were previously elected by our shareholders except for Mr. de Grosz who joined our Board in March 2002 when we acquired ABD Insurance and Financial Services and Ms. Ford Dorsey who also joined the Board in March 2002. Mr. de Grosz was originally recommended for inclusion to our Board by our full Board in the context of the acquisition of ABD and Ms. Ford Dorsey was identified by our Chairman of the Board and well known by several of our Board members.

The table also sets forth the names and five-year biographies of our Class II Directors whose terms expire in 2005 and Class III Directors whose terms expire in 2006. On February 1, 2004, ten of our bank subsidiaries (Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce, and San Jose National Bank) merged into Greater Bay Bank, National Association (formerly Mid-Peninsula Bank) (“Greater Bay Bank”). All of the following directors also serve as directors of Greater Bay Bank.

Name and Age	Principal Occupation and Business Experience
Class I Nominees

Frederick J. de Grosz (61)	Director of Greater Bay Bancorp since March 2002. He has been the President and Chief Executive Officer of ABD, a wholly-owned subsidiary of Greater Bay Bancorp, since 1990. He was the Founder, President and Chief Executive Officer of Alburger de Grosz Insurance Services, Inc. from 1972 to 1990 and from 1967 to 1972, he held various sales and management positions with General Foods Corporation in Denver, Memphis and White Plains. He currently serves on the Board of Directors of the Washington D.C. based Council of Insurance Agents and Brokers and is on the Board of the Foundation for Agency Management Excellence. He also serves on the Fireman’s Fund National CEO Symposium.

Susan Ford Dorsey (49)	Director of Greater Bay Bancorp since March 2002. She serves as President of the Sand Hill Foundation, a family foundation established by the Ford family in 1995. Ms. Ford Dorsey was the founder and President of Health Innovations, a health care consulting firm founded in 1984. Ms. Ford Dorsey also serves on the Boards of Directors of Peninsula Community Foundation, Peninsula Open Space Trust, Phillips Brooks School, Monterey Bay Aquarium, Palo Alto Medical Foundation, Stanford Athletics and Center for a New Generation.

Name and Age	Principal Occupation and Business Experience
James E. Jackson (69)	Director of Greater Bay Bancorp since November 1996. He previously served as a director of Cupertino National Bank. Mr. Jackson has been an attorney-at-law with the law firm of James E. Jackson, a Professional Corporation, since 1963. He also serves on the Board of Directors of the Silicon Valley Planned Giving and as the Planned Giving Director of Foothill-De Anza Community College Foundation.

Stanley A. Kangas (66)	Director of Greater Bay Bancorp since May 1999. He previously served as a director of Bay Area Bank. Mr. Kangas retired in 1997 as Chairman of the Board of Brian Kangas Foulk, a 150 employee civil engineering firm with several offices in the San Francisco Bay Area. He was President and Chief Executive Officer of that firm from 1975 to 1995. He currently serves as a civil engineering consultant specializing in engineering litigation. Mr. Kangas also serves on the Boards of Directors of the Redwood City Library Foundation, the San Carlos Youth Center Foundation and the Boys and Girls Club of the Peninsula.

George M. Marcus (62)	Director of Greater Bay Bancorp since 1998. He previously served as a director of Mid-Peninsula Bank. Mr. Marcus is the founder of The Marcus & Millichap Company, the nation’s fourth largest commercial real estate brokerage firm, and currently serves as a director of such firm. He also serves as director of Essex Property Trust, a real estate investment trust company. Mr. Marcus is an advisor to the University of California, Berkeley Center for Real Estate and Urban Economics, and serves on the Board of Trustees of the Fine Arts Museum of San Francisco.

Duncan L. Matteson (69)	Chairman of the Board of Directors of Greater Bay Bancorp since December 2000. He also serves as a director of ABD Insurance and Financial Services. He served as Co-Chairman of the Greater Bay Board from November 1996 until December 2000. He previously served as Chairman of the Board of Mid-Peninsula Bank and as a director of Golden Gate Bank. Mr. Matteson serves as Chairman of The Matteson Companies, a diversified group of real estate investment and property management corporations located in Redwood City. He has actively involved himself in the real estate investment and securities industries in the Palo Alto/Menlo Park Area since 1959. Mr. Matteson is a member of the Executive Committee of the Stanford Heart Council, and serves as Chairman of the Palo Alto Medical Foundation.

Name and Age	Principal Occupation and Business Experience
Class II Continuing Directors

John M. Gatto (66)	Vice Chairman of Greater Bay Bancorp since December 2000. He served as Co-Chairman of Greater Bay Bancorp from November 1996 to December 2000. He previously served as a director of Bank of Petaluma, Bank of Santa Clara, Cupertino National Bank, Mid-Peninsula Bank and Peninsula Bank of Commerce. Mr. Gatto has been the sole proprietor of Maria Enterprises, a real estate development consulting company, since December 1993. From 1984 to 1993, Mr. Gatto was an architect for Cypress Properties, a real estate development company.

Daniel C. Libarle (62)	Director of Greater Bay Bancorp since October 2000. He previously served as Chairman of Bank of Petaluma. Mr. Libarle has been the President of Lace House Linen Inc. since 1963.

Byron A. Scordelis (54)	President, Chief Executive Officer and a director of Greater Bay Bancorp. Between May 2001 and October 7, 2003 he served as Senior Executive Vice President and Chief Operating Officer of Greater Bay Bancorp. On October 7, 2003, he was appointed President of Greater Bay Bancorp, and on January 1, 2004 he also became Chief Executive Officer and a director of Greater Bay Bancorp. He was employed by Wells Fargo Bank, N.A. from 1998 to 2001 as the Regional President of the San Francisco Bay Area Region and Corporate Executive Vice President. From 1988 to 1998, Mr. Scordelis served as the President and Chief Executive Officer of EurekaBank. He currently serves as a member of the Local Agency Investment Fund Advisory Board for the State of California, the Board of Directors of the California Bankers’ Association, and the Board of Fellows of Santa Clara University.

Donald H. Seiler (75)	Director of Greater Bay Bancorp since 1994. He served as Vice Chairman of Greater Bay Bancorp from August 1999 to December 2000. He previously served as a director of Mid-Peninsula Bank. He is the founding partner of Seiler & Company, LLP, Certified Public Accountants, in Redwood City and San Francisco. He has been a certified public accountant in San Francisco and the Peninsula area since 1952. He is presently a director of Ross Stores, Inc., the Peninsula Community Foundation and the Jewish Community Federation.

James C. Thompson (64)	Director of Greater Bay Bancorp since May 2000. He previously served as Chairman of Coast Commercial Bank. Mr. Thompson has been a partner with the Santa Cruz law firm of Comstock, Thompson, Kontz & Brenner since 1989.

Thaddeus John Whalen (67)	Director of Greater Bay Bancorp since July 2000. He previously served as Chairman of Bank of Santa Clara. Mr. Whalen has been a Professor of Economics at Santa Clara University since 1962.

Name and Age	Principal Occupation and Business Experience
Class III Continuing Directors

Robert A. Archer (70)	Director of Greater Bay Bancorp since October 2001. He previously served as Chairman of San Jose National Bank. Mr. Archer has served as Chairman of Coast Counties Truck & Equipment Company since 1972. He previously served as Chairman of the American Truck Dealers 20 Group, and currently serves on the Board of Directors of the Santa Clara County YMCA and East Field Ming Quong Children’s Center.

David L. Kalkbrenner (64)	Immediate past President and Chief Executive Officer and a director of Greater Bay Bancorp since 1994. He also serves a director of ABD Insurance and Financial Services. He was a founder of Mid-Peninsula Bank and was appointed President and Chief Executive Officer when the bank was chartered in 1987, positions he held through March 1998. He was employed by Crocker National Bank from 1963 to 1986 and held positions as First Vice President, Regional Manager and Regional Vice President.

Rex D. Lindsay (78)	Director of Greater Bay Bancorp since November 1996. He served as Vice Chairman from November 1996 to December 2000. He previously served as a director of Cupertino National Bank. For approximately the past seven years, Mr. Lindsay has been a rancher and a private investor.

Arthur K. Lund (70)	Director of Greater Bay Bancorp since October 2001. He previously served as a director and founding Chairman of San Jose National Bank. Mr. Lund serves Of Counsel to the law firm of Hoge, Fenton, Jones & Appel, Inc. He also serves on the boards of directors of Samaritan Properties and L & A Industries, Inc. He is a member of the San Jose Chamber of Commerce’s Aviation Committee and a member of the San Jose Mayor’s Task Force on General Aviation.

Glen McLaughlin (69)	Director of Greater Bay Bancorp since November 1996. He previously served as a director of Cupertino National Bank from 1984. Mr. McLaughlin also served as the President and Chief Executive Officer of Venture Leasing Associates, an equipment leasing company, from December 1986 to December 2003.

Linda R. Meier (63)	Director of Greater Bay Bancorp since February 2001. She also serves on the Board of Directors of California Water Service Group. Ms. Meier devotes a substantial amount of time to many charitable and civic organizations, including directorships or trusteeships with Peninsula Community Foundation, California Academy of Science and the National Board of the Institute of International Education. She also serves as Vice Chair for Outreach for the Campaign for Undergraduate Education for Stanford University and Chair of the Western Region Advisory Board of the Institute of International Education. In addition, she serves on the Board of the Stanford Alumni Association and the Haas Public Service Center.

Name and Age	Principal Occupation and Business Experience
Warren R. Thoits (81)	Director of Greater Bay Bancorp since 1994. He previously served as a director of Mid-Peninsula Bank. He is an attorney with the Palo Alto law firm of Thoits, Love, Hershberger & McLean and President and a director of the Thoits Brothers Inc. and Palo Alto Improvement Co., both real estate investment corporations. He is a native of Palo Alto and a graduate of Stanford University and its School of Law. Mr. Thoits has been very active in community and charitable organizations, having served as President of the Palo Alto Chamber of Commerce, the Palo Alto Rotary Club and as Chairman of the Palo Alto Area Chapter of the American Red Cross.

The Board recommends that you vote “FOR” the election of

all six Class I Nominees for director.

Proposal 2:  Amend Our Restated Articles of Incorporation

We are currently authorized by our Restated Articles of Incorporation to issue up to 80,000,000 shares of Common Stock. As of March 31, 2004, a total of 50,896,911 shares of Common Stock are issued and outstanding. In addition, we have reserved for issuance an additional              shares of Common Stock for issuance pursuant to our employee benefit plans, and to accommodate the conversion of our Series B Preferred Stock and our outstanding zero coupon senior convertible debt securities. On March 23, 2004, the Board of Directors unanimously approved an amendment to our Restated Articles of Incorporation to increase the number of authorized shares of Common Stock by 80,000,000 from 80,000,000 to 160,000,000 in order to provide us with additional flexibility to meet our corporate objectives.

Article III, subsection (a) of the Restated Articles of Incorporation currently provides as follows:

This corporation is authorized to issue only two classes of shares designated “Preferred Stock” and “Common Stock,” respectively. The number of shares of Preferred Stock authorized to be issued is 10,500,000 and the number of shares of Common Stock authorized to be issued is 80,000,000.

Article III, subsection (a) of the Restated Articles of Incorporation as proposed to be amended provides as follows:

This corporation is authorized to issue only two classes of shares designated “Preferred Stock” and “Common Stock,” respectively. The number of shares of Preferred Stock authorized to be issued is 10,500,000 and the number of shares of Common Stock authorized to be issued is 160,000,000.

Although we do not have any present plans, agreements or understandings regarding the issuance of the proposed additional authorized shares of Common Stock, the Board of Directors recommends the adoption of this amendment to provide us greater flexibility in connection with possible future financing transactions, acquisitions of other companies, employee benefit plans and other proper corporate purposes. Moreover, having such additional authorized shares available will give us the ability to issue shares without the expense and delay of a special shareholders’ meeting. A delay might deprive us of flexibility that our Board of Directors views as important in facilitating the effective use of shares of Common Stock. Except as required by applicable law or the rules and regulations of The Nasdaq Stock Market, the authorized but unissued shares of Common Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further authorization by the shareholders.

Since the issuance of additional shares of Common Stock may be on a basis that is not proportionate among our current shareholders, the issuance of additional shares may dilute the ownership interest of the existing shareholders, depending on the terms of the additional shares. We are not aware of anyone seeking to obtain control of the Company and have no present intention to use the additional authorized shares to deter a change in control. The Company’s Restated Articles of Incorporation and bylaws contain provisions which may deter a change in control, including a classified Board (see “Proposal 5”), provisions for Series A Preferred Stock to be used for our shareholder rights plan, supermajority vote of our Board of Directors for certain corporate transactions and the elimination of cumulative voting.

The Board recommends that you vote “FOR” the approval of

the amendment to the Restated Articles of Incorporation.

Proposal 3:  Amend Our 1996 Stock Option Plan

We are seeking your approval of an amendment to Greater Bay’s 1996 Stock Option Plan, as amended. The option plan was approved by the Board of Directors and by our shareholders in October 1996. In November 1997, our shareholders approved an increase in the number of shares reserved under the option plan from 1,503,128 to 2,415,780. In July 1998, the Board approved an amendment to the option plan to allow the grant of restricted stock awards. In May 2000 our shareholders approved an increase in the number of shares reserved under the option plan by an additional 2,500,000. In October, 2001, our shareholders approved an increase in the number of shares reserved under the option plan by an additional 4,000,000. The Board adopted an amendment to further increase the number of shares of common stock reserved for issuance under the option plan by 6,375,000 on February 18, 2004 subject to your approval at the annual meeting.

We propose to amend the option plan to increase the number of shares of common stock reserved for issuance by 6,375,000. As of April     , 2004, of the shares reserved for issuance under the option plan,              are available for future grant. We believe that in order to attract, retain and motivate officers, employees and non-employee directors, the number of shares available for issuance under the option plan must be increased. In addition, as we continue to pursue strategic opportunities, additional shares under the option plan to exchange for options of any acquired companies may be needed for those transactions. While we recognize the possible dilutive effect on the shareholders, we believe, on balance, the incentive that is provided by the opportunity to participate in the growth and earnings of Greater Bay through the granting of awards to acquire Greater Bay common stock is important to our success and, accordingly, will benefit Greater Bay and its shareholders. We believe it is in the best interests of our shareholders to approve this amendment to the option plan. If the proposal is not approved by the shareholders, the option plan will continue with only              shares of common stock available for issuance.

Summary of the Option Plan.    The following summary of the option plan is qualified in its entirety by the specific language of the option plan, a copy of which is attached hereto as Annex B (without reflection of the increase in authorized shares proposed hereby). The purpose of our option plan is to offer selected employees, directors and consultants an opportunity to acquire a proprietary interest in our success, or to increase their proprietary interests, by granting them options to purchase shares of our common stock or to receive awards of restricted stock. Our Board administers the option plan but may delegate its administrative powers to one or more committees. Under the option plan, our Board or the committee appointed by our Board selects the individuals to whom options will be granted, the type of option to be granted, the exercise price of each option, the number of shares covered by the option and the other terms and conditions of each option. The option plan authorizes our Board or the committee appointed by our Board to grant non-qualified stock options, incentive stock option or restrictive stock grants. The incentive stock options are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended.

Options under the option plan may be granted to:

•	any individual who is a common law employee of Greater Bay or any subsidiary of Greater Bay,

•	any member of our Board, and

•	any independent contractor who performs services for Greater Bay or a subsidiary and who is not a member of our Board.

The option price per share ordinarily may not be less than the fair market value of the common stock at the time the option is granted, provided that if an incentive stock option is granted to an optionee who is or would be the beneficial owner of more than 10% of the total combined voting power of all classes of Greater Bay’s stock, the option price may not be less than 110% of the fair market value of the common stock on the date of the grant.

No person may be granted an option for more than 60,000 shares of common stock in any single calendar year. The option plan provides that the vesting of any option, or the lapse of restrictions on restricted stock grants, will be determined by the Board or a committee appointed by the Board, provided that

•	each option agreement must provide for immediate exercisability of the entire option in the event of a change in control of Greater Bay,

•	if an optionee’s service as an employee, director or non-director consultant of Greater Bay terminates, then the option will be exercisable only to the extent it was vested as of the termination date, unless otherwise specified in the option agreement,

•	and if a restricted stock grantee’s service terminates as a result of death, total and permanent disability or retirement, the term of the award expires and the restrictions immediately lapse.

In order to obtain the shares, a participant must pay the full option price to Greater Bay at the time of exercise of the option. The purchase price may be paid in cash or, at the discretion of the Board or the committee appointed by the Board, may be paid as follows:

•	in shares of Greater Bay stock owned by the optionee for more than six months,

•	by the delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sales proceeds to Greater Bay to pay for the exercise price, or

•	by the delivery of an irrevocable direction to pledge shares to a securities broker or lender as security for a loan and to deliver all or part of the loan proceeds to Greater Bay to pay for the exercise price.

The option plan also provides that if we succeed to the business of another corporation through merger or consolidation, or through the acquisition of stock or assets of that corporation, then options or restricted stock may be granted under the option plan in substitution of options or restricted stock previously granted by such corporation with respect to its common stock. In order to receive substitute options or restricted stock, the options or restricted stock granted by such corporation must be outstanding at the date of the succession and must be surrendered in exchange for the substitute options or restricted stock. The option plan provides that stock options may be granted with terms of no more than 10 years from the date of grant, provided that with respect to the grant of an incentive stock option to an optionee who is or would be the beneficial owner of more than 10% of the total combined voting power of all classes of Greater Bay’s stock, the term of such option may not exceed five years.

Options will survive for a limited period of time after the optionee’s death or total and permanent disability. Options will expire in 30 days after an optionee is notified of his termination for cause. Any shares as to which an option expires, or is canceled or terminated may be subject to a new option. In addition, the exercise price, the number of shares covered by each outstanding option and the shares available for future grant may be adjusted in specific situations which include, among others, a recapitalization, spin off or declaration of a dividend payable in common stock. The option plan will terminate on November 27, 2006. Our Board may amend, suspend or terminate the option plan at any time and for any reason, however, the option plan explicitly prohibits the repricing of outstanding options. An amendment of the option plan shall be subject to the approval of our shareholders only to the extent required by applicable laws or regulations.

Federal Income Tax Consequences.    The following discussion is only a summary of the principal federal income tax consequences of the options and rights to be granted under the option plan, and is based on existing federal law (including administrative regulations and rulings) which is subject to change, in some cases retroactively. State and local tax consequences may differ. This discussion is also qualified by the particular circumstances of individual optionees, which may substantially alter or modify the federal income tax consequences discussed. Incentive stock options and non-qualified stock options are treated differently for federal income tax purposes. Incentive stock options are intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Non-qualified stock options need not comply with such requirements.

The grant of a nonqualified stock option has no immediate federal income tax effect: the optionee will not recognize taxable income and Greater Bay will not receive a tax deduction at such time. When the optionee exercises the option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. In the case of employees, Greater Bay is required to withhold tax on the amount of income recognized. Greater Bay will receive a tax deduction equal to the amount of income recognized. The timing of such deduction is based upon the timing of the optionee’s income inclusion. When the optionee sells common stock obtained from exercising a nonqualified stock option, any gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held). Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the optionee.

Only common law employees of Greater Bay or its subsidiaries may receive incentive stock options. When an employee is granted an incentive stock option, or when the employee exercises the option, the employee will generally not recognize taxable income (but may incur the alternative minimum tax upon exercise of the option) and Greater Bay will not receive a tax deduction. If the employee holds the shares of common stock for at least two years from the date of grant, and one year from the date of exercise, then any gain or loss will be treated as long-term capital gain or loss. If, however, the shares are sold or exchanged during this period, the disposition will be deemed to be a disqualifying disposition. The optionee would have taxable ordinary income at the time of the disposition equal to the lesser of the difference between the exercise price and the fair market value of the shares determined as of the date of exercise of the option or as of the date of the disqualifying disposition. Any additional gain on the disposition would be capital gain.

The treatment of restricted stock awards is governed by Section 83 of the Internal Revenue Code of 1986, as amended. If a grantee does not make an election under Section 83(b) of the Internal Revenue Code, then the grantee’s tax consequences will be governed by Section 83(a). Under that section, at the time of the grant, the grantee has no tax consequences. As the restrictions on the stock lapse or terminate and the grantee is entitled to receive the stock, then the grantee will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on that date over any amount paid by the grantee.

However, under Section 83(b), the grantee can elect to recognize ordinary income at the time of grant in an amount equal to the excess of the fair market value of the stock at the time of grant over any amount to be paid by the grantee to purchase the stock. If a grantee makes a Section 83(b) election and the stock is subsequently forfeited, then the grantee does not have the right to claim a tax-loss deduction. In the case of employees, Greater Bay is required to withhold tax on the amount of income recognized by a grantee. Greater Bay will receive a tax deduction equal to the amount of income recognized. The timing of such deduction is based on the timing of the grantee’s income inclusion.

Equity Compensation Plans.    The following table summarizes information as of December 31, 2003 relating to equity compensation plans of Greater Bay pursuant to which grants of options, restricted stock, or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	6,892,898	$21.13	1,724,841
Equity compensation plans not approved by security holders (1)	5,696	9.06	—

Total	6,898,594	21.12	1,724,841

(1)	The sole equity compensation plan not previously submitted to Greater Bay shareholders for approval is the Mt. Diablo Bancshares 1992 Stock Option Plan, as amended, which was assumed by Greater Bay in January 2000 in connection with Greater Bay’s acquisition of Mt. Diablo Bancshares and Mt. Diablo National Bank. Pursuant to this plan, options were originally available for grant to original Mt. Diablo employees, directors and organizers at no less than the fair market value of the stock subject to the option at the date of grant. As of December 31, 2003, no additional Greater Bay shares were available for future issuance under the plan.

The Board recommends that you vote “FOR” approval

of the amendment to the Stock Option Plan.

Proposal 4:  Ratify Selection of Independent Public Accountants for 2004

Principal Auditor Fees and Services

The Board of Directors has appointed PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2004, and shareholders are being asked to ratify the appointment. The appointment was made by the Audit Committee. PricewaterhouseCoopers LLP, our accountants for the year ended December 31, 2003 and December 31, 2002, performed audit services for 2003 and 2002 which included the examination of the consolidated financial statements and services related to filings with the SEC. All professional services rendered by PricewaterhouseCoopers LLP during 2003 were furnished at customary rates and terms. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders. If you do not ratify the appointment, the Audit Committee will reconsider the appointment. However, even if you ratify the appointment, the Audit Committee may appoint new independent accountants at any time during the year if it believes that such a change would be in the best interests of Greater Bay and its shareholders.

In 2002, the Audit Committee selected KPMG LLP to replace PricewaterhouseCoopers LLP as the service provider for the Company’s internal audit program, effective January 1, 2003. PricewaterhouseCoopers LLP completed its work on the Company’s 2002 internal audit plan on December 31, 2002. All audit and non-audit services to be performed by PricewaterhouseCoopers LLP require pre-approval by the Audit Committee or its Chairman provided that the Chairman reports any decisions to preapprove such audit related or non-audit services and fees to the full Audit Committee at its next regular meeting.

In determining the independence of PricewaterhouseCoopers LLP, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining that independence.

The following table shows the fees paid or accrued by the Company for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2003 and 2002. PricewaterhouseCoopers LLP does not perform services for the Company relating to tax shelters or tax strategies.

	December 31
	2003	2002
Audit Fees:
Audit fees	$1,053,500	$688,000
Subsidiary statutory audits	53,000	—
Accounting consultations	114,700	—
Registration statements and comfort letters	130,075	140,504

Audit fees total	$1,351,275	$828,504

Audit-Related Fees:
M&A due diligence and audits in connection with acquisitions	$92,200	$459,632
Accounting consultations	32,915	104,651
Benefit plan audits, other audit letters	117,825	81,500
Internal control reviews	—	478,505

Audit-related fees total	$242,940	$1,124,288

Tax Fees:
Tax compliance / returns	$258,000	$320,245
Tax planning, advice and assistance with regulations and statutory developments	39,717	311,099
Services relating to substantiation of tax deductions	—	765,000

Permissible tax fees total	$297,717	$1,396,344

All Other Fees:
Internal audit services	$—	$1,019,000
Bank Secrecy Act/anti-money laundering program	—	334,046
Risk management program	—	481,900
Purchased expense cost reduction	—	455,000
Reconciliation process efficiency/effectiveness	600,000	382,354
All other	16,400	204,233

All other fees total	$616,400	$2,876,533

Total fees	$2,508,332	$6,225,669

The Board recommends that you vote “FOR” ratification of the selection of

PricewaterhouseCoopers LLP as Independent Public Accountants for 2004.

Proposal 5:  Amend Our Bylaws to Eliminate Classified Board

Our Bylaws currently provide for a range of authorized directors between 11 and 21 and for the separation of our directors into three classes. Each year, our shareholders are requested to elect the directors comprising one of the classes for a three-year term. Currently, the term of the Class I directors is set to expire at this year’s annual meeting, the term of the Class II directors is set to expire in 2005 and the term of the Class III directors is set to expire in 2006. Because of the classified board structure, shareholders have the opportunity to vote on approximately one-third of the directors each year.

At our 2003 and 2002 annual meetings of shareholders, we received a shareholder proposal to have our Board of Directors take the steps necessary to eliminate our classified Board. A similar proposal has been presented to our shareholders for consideration at this year’s annual meeting. See “Proposal 6: Shareholder Proposal to Eliminate Classified Board of Directors.” Although this proposal has not previously received the approval of a majority of our outstanding shares entitled to vote, the proposal has received the affirmative vote of a majority of shares voting at each of these meetings. At the 2003 annual meeting of shareholders, the shareholder proposal received the approval of approximately 55% of the shares voting (representing only 39% of our then outstanding shares), and at the 2002 annual meeting the shareholder proposal received the approval of approximately 53% of the shares voting (representing only 34% of our then outstanding shares). Accordingly, we are presenting the proposal directly to our shareholders to amend our Bylaws to eliminate our classified Board of Directors.

If the proposed amendment to our bylaws is approved by our shareholders by the requisite vote, the classified Board will be eliminated, and directors will be elected as described below:

•	All directors elected at the 2004 Annual Meeting of Shareholders or thereafter would be elected for one-year terms;

•	Directors assigned to Class II, who were previously elected at the Company’s 2002 Annual Meeting of Shareholders, would stand for election in 2005 and would be elected for one year terms thereafter;

•	Directors assigned to Class III, who were previously elected at the Company’s 2003 Annual Meeting of Shareholders, would stand for election in 2006 and would be elected for one-year terms thereafter; and

•	Vacancies that occur during the year would continue to be filled by the Board of Directors to serve only until the next annual meeting.

If the proposed amendment to our bylaws is not approved by shareholders at this Annual Meeting, the Board will remain classified and the directors elected at this Annual Meeting will serve for a term ending at the Company’s 2007 Annual Meeting of Shareholders.

The Board of Directors recommends a vote “AGAINST” the elimination of a classified board for the reasons specified below.

Article IV, Section 2(b) of our Bylaws currently provides as follows:

In the event that the authorized number of directors shall be fixed at nine (9) or more, the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist of one-third of the directors or as close an approximation as possible. The initial term of office of the directors of Class I shall expire at the annual meeting to be held during fiscal year 1998, the initial term of office of the directors of Class II shall expire at the annual meeting to be held during fiscal 1999 and the initial term of office of the directors of Class III shall expire at the annual meeting to be held during fiscal year 2000. At each annual meeting, commencing with the annual meeting to be held during fiscal year 1998, each of the successors to the directors of the class whose term shall have expired at such annual meeting shall be elected for a term running until the third annual meeting next succeeding his or her election and until his or her successor shall have been duly elected and qualified.

In the event that the authorized number of directors shall be fixed with at least six (6) but less than nine (9), the Board of Directors shall be divided into two classes, designated Class I and 6 Class II. Each class shall consist of one-half of the directors or as close an approximation as possible. At each annual meeting, each of the successors to the directors of the class whose term shall have expired at such annual meeting shall be elected for a term running until the second annual meeting next succeeding his or her election and until his or her successor shall have been duly elected and qualified. Notwithstanding the rule that the classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, resignation or removal.

At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes. This section may only be amended or repealed by approval of the Board of Directors and the outstanding shares (as defined in Section 152 of the California General Corporation Law) voting as a single class, notwithstanding Section 903 of the California General Corporation Law.

If approved by our shareholders, Article IV, Section 2(b) of our Bylaws would be amended to read as follows:

At the 2004 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2005 annual meeting of shareholders; at the 2005 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2006 annual meeting of shareholders; and at each annual meeting of shareholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of shareholders and until his or her successor is elected or qualified, subject to the provisions of the California General Corporation Law and the provisions of these bylaws. Any vacancies in the Board of Directors, by reason of an increase in the number of directors or otherwise, shall be filled by the Board of Directors or shareholders, as the case may be, pursuant to the procedures set forth in these Bylaws, but any director so selected shall hold office only until the next succeeding annual meeting of shareholders.

In June 2003, the Board of Directors delegated to the Board Governance and Nominating Committee the responsibility to analyze the shareholder proposal regarding elimination of the classified board and make a recommendation to the full Board. This followed a similar analysis undertaken by the Executive Committee of the Board of Directors following the 2002 annual meeting of shareholders.

The Board Governance and Nominating Committee reviewed the advantages and disadvantages of a classified board, including, (1) the arguments of the proponent made in favor of the proposal included in our 2003 proxy statement; (2) our response in the proxy statement as to the valid business purposes served by a classified board; (3) the information considered by the Board in preparing its response; and (4) subsequent additional third party information discussing shareholder proposals on this topic. The Board Governance and Nominating Committee also considered that eliminating the classified board would require an amendment to our Bylaws, which must be approved by a majority of the outstanding shares. Because only 39% of the outstanding shares voted in favor of the shareholder proposal at the 2003 annual meeting of shareholders, the Board Governance and Nominating Committee believed that a significant majority of the outstanding shares favored the classified board structure.

Accordingly, at the Board’s October 2003 meeting, the Board Governance and Nominating Committee recommended to the full Board of Directors that the classified board structure should be maintained. The Board carefully considered the recommendation and unanimously voted to accept and approve the recommendation.

By way of background, in 1997, our shareholders approved an amendment to the Bylaws to divide the Board of Directors into three classes, with approximately one-third of the directors elected each year for a three-year term. The Board continues to believe that a classified Board of Directors provides important benefits to both the Company and its shareholders. The Board of Directors believes that:

•

A classified Board helps to prevent abrupt changes in corporate policies, based on misplaced short-term objectives that might result if the entire Board could be replaced in just one meeting. This allows the Company to improve its focus on long-term strategic planning. This long-term focus can lead to a better competitive position for the Company and maximize shareholder value.

•	Electing directors to three-year terms also enhances the independence of non-management directors by providing them with a longer assured term of office, thereby insulating them against pressure from management or from special interest groups who might have an agenda contrary to the long-term interests of all shareholders. The Board of Directors believes that the ability to replace the entire board of directors at one meeting undercuts director independence and leaves the Company vulnerable to special interest groups who may not be acting the best interests of all shareholders.

•	The existence of three-year terms for directors assists the Company in attracting director candidates who are willing to make a longer-term commitment to the Company.

•	Finally, a classified Board of Directors enhances the Board’s ability to negotiate the best results for shareholders in a takeover situation. One benefit of having a classified board is that it encourages a person seeking to obtain control of the Company to negotiate with the Board. Because at least two annual shareholder meetings generally will be required to effect a change in control of the Board, the classified structure gives the incumbent directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of maximizing shareholder value for all shareholders. It is important to note, however, that although the classified Board is intended to cause a person seeking to obtain control of the Company to negotiate with the Board, the existence of a classified board will not, in fact, prevent a person from accomplishing a hostile acquisition.

The Board of Directors believes that the benefits of the current classified board structure do not come at the cost of directors’ accountability to shareholders. We believe that directors elected to three-year terms are just as accountable to shareholders as directors elected annually, since all directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term of office. Furthermore, we believe that the annual election of one-third of the directors provides shareholders with an effective means to effect change and communicate their views on the performance of the Company and its directors.

If all of the directors are elected every year, shareholders will be able to vote on every director at each annual meeting of shareholders and it may be easier for shareholders to change the majority of directors at one annual meeting of shareholders. In addition, removal of the classified Board of Directors may have the effect of making a change in control of the Company easier than if the Company retains the classified Board of Directors. We are not aware of anyone seeking to obtain a change in control of the Company. The Company’s Restated Articles of Incorporation and bylaws contain provisions which may deter a change in control, including provisions for Series A Preferred Stock to be used for our shareholder rights plan, preferred stock which may be issued on such terms as the Board of Directors shall determine, supermajority vote of our Board of Directors for certain corporate transactions and the elimination of cumulative voting.

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s Capital Stock is necessary to amend the provision of our bylaws to eliminate our classified board. Signed proxies will be voted AGAINST the proposal to amend our bylaws unless otherwise specified.

The Board of Directors recommends that you vote “AGAINST” the proposal to amend our bylaws to eliminate the classified Board.

Proposal 6:  Shareholder Proposal to Eliminate Classified Board of Directors

We have received a shareholder proposal from a shareholder who owns of record 3,153 shares of our Common Stock who has advised us that he plans to introduce the following resolution at the Annual Meeting:

That the shareholders of GREATER BAY BANCORP request its Board of Directors to take those steps necessary to eliminate the classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of previously elected Directors.”

The reasons given by the shareholder are quoted verbatim below. The Board of Directors of Greater Bay disagrees with the adoption of the resolution proposed below and asks shareholders to read through the response which follows the shareholder proposal below.

The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation. Currently, GREATER BAY BANCORP’s board is divided into three classes with each class serving staggered three-year terms. Because of this structure, shareholders may only vote for one-third of the Directors each year. This is not in the best interest of the shareholders because it reduces accountability and is an unnecessary take-over defense.

In Greater Bay’s last annual meeting, where confidential voting was not permitted, shareholders voted 19,789,058 shares in favor of this proposal and 16,512,521 shares against it (it should be noted that all unmarked proxies were voted against the proposal by management).

In annual meetings held in 2003, Sprint, Equity Residential Properties Trust, IStar Financial, West Coast Bancorp, Bristol-Myers Squibb, Dow-Jones, Equity Office Properties Trust and Pfizer have enacted it.

PFIZER, INC. stated in its 2003 proxy statement: “The proposed amendment will allow shareholders to review and express their opinions on the performance of all Directors each year. Because there is no limit to the number of terms an individual may serve, the continuity and stability of the Board’s membership and our policies and long-term strategic planning should not be affected.”

WEST COAST BANCORP stated in its 2003 proxy statement: “Annual election will facilitate the election of directors who will, in the view of a majority of shareholders, manage the Company in the best interests of the Company and its shareholders.”

These actions have increased shareholder voting rights by 300%—and, at not cost.

The proponent is a professional investor who reviews the operations of many corporations and notes that many boards are strongly supported by their shareholders. It is his observation that this is the result of their achievements, accountability and performance—not three-year terms.

He also believes the current system produces only a facade of continuity which should be displaced; and accountability and performance be substituted as the basis for re-election to our board of directors.

Please vote “FOR” this proposal. Unmarked proxies will be voted against.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

At our annual meeting of shareholders held on May 20, 2003, the shareholders approved a shareholder proposal recommending that the Board of Directors consider taking action to eliminate the classified board of directors and thereby requiring the annual election of directors. In June 2003, the Board of Directors delegated to the Board Governance and Nominating Committee the responsibility to analyze the proposal and make a recommendation to the full Board. The Board Governance and Nominating Committee is comprised of six members, all of whom are independent.

The Board Governance and Nominating Committee reviewed the advantages and disadvantages of a classified board, including, (1) the arguments of the proponent made in favor of the proposal included in our 2003 proxy statement; (2) our response in the proxy statement as to the valid business purposes served by a classified board; (3) the information considered by the Board in preparing its response; and (4) subsequent additional third party information discussing shareholder proposals on this topic. The Board Governance and Nominating Committee also considered that eliminating the classified board would require an amendment to our Bylaws, which must be approved by a majority of the outstanding shares. Because only 39% of the outstanding shares voted in favor of the shareholder proposal, the Board Governance and Nominating Committee believed that a significant majority of the outstanding shares favors the classified board structure.

Accordingly, at the Board’s October 2003 meeting, the Committee recommended to the full Board of Directors that the classified board structure should be maintained. The Board carefully considered the recommendation and unanimously voted to accept and approve the recommendation.

By way of background, in 1997, our shareholders approved an amendment to the Bylaws to divide the Board of Directors into three classes, with approximately one-third of the directors elected each year for a three-year term. The Board continues to believe that a staggered Board of Directors provides important benefits to both the Company and its shareholders. The Board of Directors believes that:

•	A staggered Board helps to prevent abrupt changes in corporate policies, based on misplaced short-term objectives that might result if the entire Board could be replaced in just one meeting. This allows the Company to improve its focus on long-term strategic planning. This long-term focus can lead to a better competitive position for the Company and maximize shareholder value.

•	Electing directors to three-year terms also enhances the independence of non-management directors by providing them with a longer assured term of office, thereby insulating them against pressure from management or from special interest groups who might have an agenda contrary to the long-term interests of all shareholders. The Board of Directors believes that the ability to replace the entire board of directors at one meeting undercuts director independence and leaves the Company vulnerable to special interest groups who may not be acting the best interests of all shareholders.

•	The existence of three-year terms for directors assists the Company in attracting director candidates who are willing to make a longer-term commitment to the Company.

•	Finally, a classified Board of Directors enhances the Board’s ability to negotiate the best results for shareholders in a takeover situation. One benefit of having a classified board is that it encourages a person seeking to obtain control of the Company to negotiate with the Board. Because at least two annual shareholder meetings generally will be required to effect a change in control of the Board, the classified structure gives the incumbent directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of maximizing shareholder value for all shareholders. It is important to note, however, that although the classified Board is intended to cause a person seeking to obtain control of the Company to negotiate with the Board, the existence of a classified board will not, in fact, prevent a person from accomplishing a hostile acquisition.

The Board of Directors believes that the benefits of the current classified board structure do not come at the cost of directors’ accountability to shareholders. We believe that directors elected to three-year terms are just as accountable to shareholders as directors elected annually, since all directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term of office.

Furthermore, we believe that the annual election of one-third of the directors provides shareholders with an effective means to effect change and communicate their views on the performance of the Company and its directors.

Approval of the proposal would not in itself declassify the Board of Directors. Approval of the proposal would only serve as a request that the Board of Directors take the necessary steps to end the staggered system of electing directors. Declassification of the Board would require an amendment to the Company’s Bylaws, which requires the affirmative vote of a majority of the outstanding shares of the Company’s Capital Stock to approve the amendment.

The affirmative vote of the holders of a majority of the shares of the Company’s Capital Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is necessary for approval of the shareholder proposal. Signed proxies will be voted against the shareholder proposal unless otherwise specified.

The Company will promptly provide the name and address of the proponent of the shareholder proposal above upon oral or written request for such information. Requests may be sent to the Corporate Secretary, Greater Bay Bancorp, 400 Emerson Street, Palo Alto, California 94301 or by calling (650) 614-5733.

The Board of Directors recommends that you vote “AGAINST” approval of the proposal regarding the elimination of the classified Board.

OTHER BUSINESS

We know of no other business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting. If, however, other matters are properly brought before the meeting, it is the intention of the persons named as proxies in the enclosed proxy card to vote the shares represented thereby in accordance with their best judgment and in their discretion, and authority to do so is included in the proxy.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. If you wish to submit a proposal to be included in our 2005 proxy statement, we must receive it, in a form which complies with the applicable securities laws, on or before December 20, 2004. Please address your proposals to: Greater Bay Bancorp, 400 Emerson Street, Palo Alto, California 94301, Attention: Corporate Secretary.

In addition, in the event a shareholder proposal is not submitted to us prior to March 5, 2005, the proxy to be solicited by the Board of Directors for the 2005 Annual Meeting of Shareholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2005 Annual Meeting of Shareholders without any discussion of the proposal in the proxy statement for such meeting.

By Order of the Board of Directors,

/s/ Linda M. Iannone

Linda M. Iannone

Corporate Secretary

April 19, 2004

ANNEX A

AUDIT COMMITTEE CHARTER

I.    Audit Committee Purpose

The Audit Committee of Greater Bay Bancorp (the “Company”) is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

•	Monitor the qualifications and independence of the Company’s independent auditors.

•	Monitor the performance of the Company’s independent and internal audit functions.

•	Provide an avenue of communications among the independent auditors, management and the Board of Directors.

The Audit Committee and the Board of Directors have the ultimate authority and responsibility to select evaluate, and where appropriate, replace the independent auditors. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal or accounting experts, or such other consultants, advisors or experts it deems necessary in the performance of its duties and shall receive appropriate funding, as determined by the Audit Committee, from the Company for payment of compensation to any such persons.

II.    Audit Committee Composition and Meetings

The Audit Committee shall be comprised of three or more directors as appointed by the Board of Directors upon the recommendation of the Board Governance and Nominating Committee. Each member of the Audit Committee shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. For the purposes hereof, the term “independent” shall mean a director who meets the independence requirements of The Nasdaq Stock Market (“Nasdaq”), as determined by the Board. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the Board in accordance with rules of the Securities and Exchange Commission (the “SEC”) (or if no member is an “audit committee financial expert,” the Audit Committee will provide the reasons for not having such person on the Committee, as required by SEC rules).

If an Audit Committee Chair is not designated or present, the members of the Audit Committee may designate a Chair by majority vote of the Committee membership.

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. A quorum of the Audit Committee will be declared when a majority of the appointed members of the Committee are in attendance. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee shall meet privately in executive session periodically, but not less than annually, with management, the independent auditors, and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed. The Audit Committee may also hold executive sessions with other persons, including the internal auditors, the internal audit outsource provider and legal counsel, as the Committee deems appropriate. In addition, the Audit Committee, or its Chair should communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors’ limited review procedures.

III.    Audit Committee Responsibilities and Duties

The Audit Committee will have the following responsibilities and duties:

Review Procedures

1.    Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published in the Company’s proxy statement at least every three years in accordance with SEC regulations.

2.    Review and discuss with management and the independent auditors the Company’s annual audited and quarterly unaudited financial statements, including: (a) an analysis of the independent auditors’ judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (b) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including accounting policies that may be regarded as critical; (c) the certifications of the Company’s Chief Executive Officer and Chief Financial Officer to be provided in accordance with law and SEC regulations; (d) major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and financial statement presentations; and (e) reports from the independent auditors as required by SEC rules.

3.    In consultation with management and the independent auditors, review and discuss the adequacy and effectiveness of the Company’s financial reporting processes and controls. Review and discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review and discuss any significant deficiencies in internal controls and changes in such controls reported to the Audit Committee by the independent auditors, the internal auditors or management, together with management’s responses.

4.    Review and discuss the adequacy and effectiveness of the Company’s disclosure controls and procedures and management reports thereon.

5.    Review and discuss with management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and/or the Company’s quarterly financial statements prior to filing or distribution. Review and discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with the American Institute of Certified Public Accountants (AICPA) Statement on Auditing Standards (SAS) 61 (see item 12), as well as earnings guidance provided in such releases or financial statements.

Independent Auditors

6.    The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors as representatives of the shareholders. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

7.    Approve in advance all audit services to be provided by, and all fees to be paid to, the independent auditors. By approving the audit engagement, an audit service within the scope of the engagement shall be deemed to be pre-approved.

8.    Establish policies and procedures for the engagement of the independent auditors to provide audit and permissible non-audit services, which shall include pre-approval of all permissible non-audit services to be provided by the independent auditors.

9.    On an annual basis, review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence. The Audit Committee shall ensure that the independent auditors deliver to the Committee a formal written statement delineating all relationships between the auditors and the Company.

10.    Review and discuss with the independent auditors the independent auditors’ audit plan – discuss scope, staffing, locations, reliance upon management and internal audit, and general audit approach. Discuss with the independent auditors and management the timing and process for implementing the rotation of the lead (or coordinating) partner and the reviewing (or concurring) audit partner.

11.    Obtain and review, at least annually, a report by the independent auditors describing: the independent auditor’s internal quality-control procedures; and any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditing firm, and any steps taken to deal with any such issues.

12.    Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss with the independent auditors on at least on an annual basis the matters required to be communicated to audit committees in accordance with AICPA SAS 61, as it may be modified or supplemented, as well as any problems or difficulties the auditors encountered in the course of the audit work, including any restrictions on the scope of the independent auditors’ activities or access to requested information, and any significant disagreements with management.

Internal Audit and Legal Compliance

13.    Review the budget, plan, changes in plan, activities, organizational structure and qualifications of the internal audit function, as needed.

14.    Review the appointment, performance and replacement of the internal audit outsource provider or senior internal audit executive, if applicable.

15.    Review and discuss with the internal auditors significant reports prepared by the internal auditors together with management’s response and follow-up to these reports.

16.    On a periodic basis, but not less than annually, review with the Company’s counsel, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

17.    Review and evaluate enterprise wide risk management policies and procedures in light of business strategy, capital strength and overall risk tolerance.

18.    Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

19.    Establish procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

20.    Establish policies for the hiring of employees and former employees of the independent auditors.

21.    Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

22.    Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

ANNEX B

Greater Bay Bancorp 1996 Stock Option Plan, As Amended

As of March 23, 2004

1.    PURPOSE.

The purpose of the Plan is to offer selected employees, directors and consultants an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, by purchasing Shares of the Company’s Common Stock. The Plan provides for the grant of Nonstatutory Options, ISOs intended to qualify under Section 422 of the Code, and the grant of Restricted Stock Awards.

2.    DEFINITIONS.

(a)  “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

(b)  “Change in Control” shall mean the occurrence of either of the following events:

(i)  A change in the composition of the Board of Directors, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)  Had been directors of the Company 24 months prior to such change; or

(B)  Were elected, or nominated for election, to the Board of Directors 24 months prior to such change and who were still in office at the time of the election or nomination;

(ii)  Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) by the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 40 percent or more of the combined voting power of the Company’s then outstanding securities. For purposes of this Paragraph (ii), the term “person” shall not include an employee benefit plan maintained by the Company;

(iii)  The effective date of any merger, consolidation or other reorganization of the Company, other than a merger, consolidation or other reorganization of the Company in which the holders of the voting capital stock of the Company immediately prior to the merger, consolidation or other reorganization hold more that 40 percent of the voting capital stock of the surviving entity or its parent immediately after the consolidation, merger or other reorganization;

(iv)  The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(v)  The shareholders of the Company approve the sale or transfer of substantially all of the Company’s assets to parties that are not within a “controlled group of corporations” (as that term is defined in section 1563 of the Code) in which the Company is a member.

(c)  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)  “Committee” shall mean a committee of the Board of Directors, as described in Section 3(a), or in the absence of such a committee, the Board of Directors.

(e)  “Company” shall mean Greater Bay Bancorp, a California corporation, formerly known as Mid-Peninsula Bancorp, a California corporation.

(f)  “Employee” shall mean:

(i)  Any individual who is a common-law employee of the Company or of a Subsidiary;

(ii)  A member of the Board of Directors; and

(iii)  An independent contractor who performs services for the Company or a Subsidiary and who is not a member of the Board of Directors.

Service as an independent contractor or member of the Board of Directors shall be considered employment for all purposes of the Plan, except as provided in Section 4(a).

(g)  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(h)  “Exercise Price” shall mean the amount for which one Share may be purchased upon exercise of an Option, as specified by the Committee in the applicable Stock Option Agreement.

(i)  “Fair Market Value” shall mean the market price of Stock, determined by the Committee as follows:

(i)  If Stock was traded over-the-counter on the date in question but was not traded on the Nasdaq system or the Nasdaq National Market System, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which Stock is quoted or, if Stock is not quoted on any such system, by the “Pink Sheets” published by the National Quotation Bureau, Inc.;

(ii)  If Stock was traded over-the-counter on the date in question and was traded on the Nasdaq system or the Nasdaq National Market System, then the Fair Market Value shall be equal to the last-transaction price quoted for such date by the Nasdaq system or the Nasdaq National Market System;

(iii)  If Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; and

(iv)  If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

(j)  “Grantee” means an individual who holds a Restricted Stock Award.

(k)  “ISO” shall mean an employee incentive stock option described in Section 422(b) of the Code.

(l)  “Nonstatutory Option” shall mean a stock option not described in Sections 422(b) or 423(b) of the Code.

(m)  “Option” shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

(n)  “Optionee” shall mean an individual who holds an Option.

(o)  “Plan” shall mean this Greater Bay Bancorp 1996 Stock Option Plan, as it may be amended from time to time.

(p)  “Restricted Stock” means shares of Common Stock issued or issuable pursuant to a grant of Restricted Stock Award.

(q)  “Restricted Stock Award” means the right to earn Restricted Stock under the Plan.

(r)  “Restricted Stock Award Agreement” means a written agreement between the Company and the Grantee which contains the terms, conditions and restrictions pertaining to his or her Restricted Stock Award.

(s)  “Restrictions” shall mean (a) the restrictions on sale or other transfer (b) the exposure to forfeiture set forth in Section 4 of the Restricted Award Agreement and/or (c) the restrictions relating to performance, if any, set forth on Appendix A of the Restricted Stock Award Agreement.

(t)  “Retirement” shall have the same meaning as “Retirement,” as defined in the Greater Bay Bancorp 401(k) Profit Sharing Plan.

(u)  “Service” shall mean service as an Employee.

(v)  “Share” shall mean one share of Stock, as adjusted in accordance with Section 9 (if applicable).

(w)  “Stock” shall mean the Common Stock of the Company.

(x)  “Stock Option Agreement” shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her Option.

(y)  “Subsidiary” shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50 percent of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(z)  “Substitute Option” shall mean an option described in Section 6(j).

(aa)  “Substitute Restricted Stock Award” shall mean a restricted stock award described in Section 7(m).

(bb)  “Total and Permanent Disability” shall mean that the Optionee or Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

3.    ADMINISTRATION.

(a)  Committee Membership.    The Board of Directors shall have the authority to administer the Plan but may delegate its administrative powers under the Plan, in whole or in part, to one or more committees of the Board of Directors. With respect to the participation of Employees who are subject to Section 16 of the Exchange Act, the Plan may be administered by a committee composed solely of two or more members of the Board of Directors who qualify as “nonemployee directors” as defined in Securities and Exchange Commission Rule 16b-3 under the Exchange Act. The Plan may be administered by a committee composed solely of two or more members of the Board of Directors who qualify as “outside directors” as defined by the Internal Revenue Service for awards intended to qualify for an exemption under Section 162(m)(4)(C) of the Code.

(b)  Committee Procedures.    The Board of Directors shall designate one of the members of any Committee appointed under paragraph (a) as chairman. Any such Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Committee members, shall be valid acts of the Committee.

(c)  Committee Responsibilities.    Subject to the provisions of the Plan, any such Committee shall have full authority and discretion to take the following actions:

(i)  To interpret the Plan and to apply its provisions;

(ii)  To adopt, amend or rescind rules, procedures and forms relating to the Plan;

(iii)  To authorize any person to execute, on behalf of the Company, any instrument (including, but not limited to, Stock Option Agreements and Restricted Stock Award Agreements) required to carry out the purposes of the Plan;

(iv)  To determine when Options and Restricted Stock Awards are to be granted under the Plan;

(v)  To select the Optionees and Grantees;

(vi)  To determine the number of Shares to be made subject to each Option and Restricted Stock Award;

(vii)  To prescribe the terms and conditions of each Option, including (without limitation) the Exercise Price, to determine whether such Option is to be classified as an ISO or as a Nonstatutory Option, and to specify the provisions of the Stock Option Agreement relating to such Option;

(viii)  To prescribe the terms and conditions of each Restricted Stock Award, including (without limitation) Restrictions (if any), and to specify the provisions of the Restricted Stock Award Agreement relating to such Restricted Stock Award;

(ix)  To amend any outstanding Stock Option Agreement and Restricted Stock Award Agreement, subject to applicable legal restrictions and to the consent of the Optionee or Grantee who entered into such agreement;

(x)  To prescribe the consideration for the grant of each Option and Restricted Stock Award under the Plan and to determine the sufficiency of such consideration; and

(xi)  To take any other actions deemed necessary or advisable for the administration of the Plan.

All decisions, interpretations and other actions of the Committee shall be final and binding on all Optionees and Grantees, and all persons deriving their rights from an Optionee or Grantee. No member of the Committee shall be liable for any action that he or she has taken or has failed to take in good faith with respect to the Plan or any Option or Restricted Stock Award.

4.    ELIGIBILITY.

(a)  General Rules.    Only Employees shall be eligible for designation as Optionees or Grantees by the Committee. In addition, only Employees who are common-law employees of the Company or a Subsidiary shall be eligible for the grant of ISOs.

(b)  Ten-Percent Stockholders.    An Employee who owns more than 10 percent of the total combined voting power of all classes of outstanding stock of the Company or any of its Subsidiaries shall not be eligible for the grant of an ISO unless:

(i)  The Exercise Price is at least 110 percent of the Fair Market Value of a Share on the date of grant; and

(ii)  Such ISO by its terms is not exercisable after the expiration of five years from the date of grant.

(c)  Attribution Rules.    For purposes of Subsection (b) above, in determining stock ownership, the rules of Section 424(d) of the Code shall apply.

(d)  Outstanding Stock.    For purposes of Subsection (b) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include shares authorized for issuance under outstanding options held by the Employee or by any other person.

5.    STOCK SUBJECT TO PLAN.

(a)  Basic Limitation.    Shares reserved for issuance pursuant to the exercise of Options and Restricted Stock Awards granted under the Plan shall be authorized but unissued Shares. The aggregate number of Shares which may be issued pursuant to the exercise of Options and Restricted Stock Awards granted under the Plan shall be 8,915,780, all of which may be issued pursuant to the exercise of ISOs, Nonstatutory Options or Restricted Stock Awards granted under the Plan. The number of Shares which are subject to Options or Restricted Stock Awards outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

(b)  Additional Shares.    In the event that any outstanding option granted under this Plan, including Substitute Options, or the Prior Plan, for any reason expires or is canceled or otherwise terminated, the Shares allocable to the unexercised portion of such option shall become available for the purposes of this Plan. In the event that any outstanding Restricted Stock Award granted under this Plan, including Substitute Restricted Stock Awards, for any reason expires or is canceled, forfeited or otherwise terminated, the Shares allocable to the unearned portion of such Restricted Stock Award shall become available for the purposes of this Plan.

6.    TERMS AND CONDITIONS OF OPTIONS.

(a)  Stock Option Agreement.    Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement executed by the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

(b)  Number of Shares.    Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 9. Options granted to any Optionee in a single calendar year shall in no event cover more than 60,000 Shares, subject to adjustment in accordance with Section 9. The Stock Option Agreement shall also specify whether the Option is an ISO or a Nonstatutory Option.

(c)  Exercise Price.    Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an Option shall not be less than 100 percent of the Fair Market Value of a Share on the date of grant, except as otherwise provided in Section 4(b) with respect to ISO’s and Section 6(i) with respect to Substitute Options. The Exercise Price shall be payable in a form described in Section 8.

(d)  Withholding Taxes.    As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that arise in connection with such exercise. The Optionee shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option. The Committee may permit the Optionee to satisfy all or part of his or her tax obligations related to the Option by having the Company withhold a portion of any Shares that otherwise would be issued to him or her or by surrendering any Shares that previously were acquired by him or her. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. The payment of taxes by assigning Shares to the Company, if permitted by the Committee, shall be subject to such restrictions as the Committee may impose.

(e)  Exercisability.    Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The vesting of any Option shall be determined by the Committee at its sole discretion; provided however, that:

(i)  Each Stock Option Agreement shall provide for immediate exercisability of the entire Option in the event of a Change in Control. In addition, each Stock Option Agreement shall provide that during the 15 day period prior to the effective date of a merger, consolidation or other reorganization which would constitute a Change in Control, each holder of an Option shall have the right, subject to earlier expiration or termination of the Option in accordance with its terms, to exercise the entire Option which exercise shall be deemed effective immediately prior to the effective date of such merger, consolidation or other reorganization and be subject to the occurrence of such effective date.

(ii)  In the event that an Optionee’s Service terminates, the Option shall be exercisable only to the extent the Option was vested as of the date of such termination, unless otherwise specified in the Optionee’s Stock Option Agreement.

(f)   Term.    Each Stock Option Agreement shall specify the term of the Option. The term of an ISO shall not exceed 10 years from the date of grant, except as otherwise provided in Section 4(b). Subject to the preceding sentence, the Committee at its sole discretion shall determine when an Option is to expire. In the event that the Optionee’s Service terminates:

(i)  As a result of such Optionee’s death or Total and Permanent Disability, the term of the Option shall expire twelve months (or such other period specified in the Optionee’s Stock Option Agreement) after such death or Total and Permanent Disability but not later than the original expiration date specified in the Stock Option Agreement.

(ii)  As a result of termination by the Company for cause, the term of the Option shall expire thirty days after the Company’s notice or advice of such termination is dispatched to Employee, but not later than the original expiration date specified in the Stock Option Agreement. For purposes of this Paragraph (ii), “cause” shall mean an act of embezzlement, disclosure of any of the secrets or confidential information of the Company, the inducement of any client or customer of the Company to break any contract with the Company, or the inducement of any principal for whom the Company acts as agent to terminate such agency relationship, the engagement of any conduct which constitutes unfair competition with the Company, the removal of Optionee from office by any court or bank regulatory agency, or such other similar acts which the Committee in its discretion determine to constitute good cause for termination of Optionee’s Service. As used in this Paragraph (ii), Company includes Subsidiaries of the Company.

(iii)  As a result of termination for any reason other than Total and Permanent Disability, death or cause, the term of the Option shall expire three months (or such other period specified in the Optionee’s Stock Option Agreement) after such termination, but not later than the original expiration date specified in the Stock Option Agreement.

(g)  Transferability.    During an Optionee’s lifetime, such Optionee’s ISO(s) shall be exercisable only by him or her and shall not be transferable. An Optionee’s Nonstatutory Options shall also not be transferable during the Optionee’s lifetime, except to the extent otherwise permitted in the Optionee’s Stock Option Agreement. Subject to prior permitted transfers, in the event of an Optionee’s death, such Optionee’s Option(s) shall not be transferable other than by will, by written beneficiary designation or by the laws of descent and distribution.

(h)  No Rights as a Stockholder.    An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by his or her Option until the date of the issuance of a stock certificate for such Shares. No adjustments shall be made, except as provided in Section 9.

(i)  Modification, Extension and Renewal of Options.    Within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options; provided, however, that in no event shall the Committee reduce the exercise price of any outstanding options or replace any outstanding options with new options having a lower exercise price for any reason (“repricing”), without the approval of the Company’s shareholders. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair such Optionee’s rights or increase his or her obligations under such Option.

(j)  Substitute Options.    If the Company at any time should succeed to the business of another corporation through merger or consolidation, or through the acquisition of stock or assets of such corporation, Options may be granted under the Plan in substitution of options previously granted by such corporation to purchase shares of its stock which options are outstanding at the date of the succession (“Surrendered Options”). It is specifically intended that this section of the Plan shall authorize the granting and issuance of Substitute Options pursuant to the terms of: (i) the Amended and Restated Agreement and Plan of Reorganization by and between Mid-Peninsula Bancorp and Cupertino National Bancorp dated June 26, 1996 and (ii) the Agreement and Plan of Reorganization by and among the Company, GBB Acquisition Corp., and Peninsula Bank of Commerce dated November 3, 1997. The Committee shall have discretion to determine the extent to which such Substitute Options shall be granted, the persons to receive such Substitute Options, the number of Shares to be subject to such Substitute Options, and the terms and conditions of such Substitute Options which shall, to the extent permissible within the terms and conditions of the Plan, be equivalent to the terms and conditions of the Surrendered Options. The Exercise Price may be determined without regard to Section 6(c); provided however, that the Exercise Price of each Substitute Option shall be an amount such that, in the sole and absolute judgment of the Committee (and if the Substitute Options are to be ISO’s, in compliance with Section 424(a) of the Code), the economic benefit provided by such Substitute Option is not greater than the economic benefit represented by the Surrendered Option as of the date of the succession.

7.    TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS.

(a)  Restricted Stock Award Agreement.    Each grant of a Restricted Stock Award under the Plan shall be evidenced by a Restricted Stock Award Agreement executed by the Grantee and the Company. Such Restricted Stock Award shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions, including any Restrictions, which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Restricted Stock Award Agreement. The Restricted Stock Award Agreement shall specify the purchase price (if any) for the Restricted Stock. The provisions of the various Restricted Stock Award Agreements entered into under the Plan need not be identical.

(b)  Number of Shares.    Each Restricted Stock Award Agreement shall specify the number of Shares that are subject to the Restricted Stock Award and shall provide for the adjustment of such number in accordance with Section 9.

(c)  Withholding Taxes.    As a condition to the lapse of any Restrictions to the Restricted Stock Award, the Grantee shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that arise in connection with such lapse. The Committee may permit the Grantee to satisfy all or part of his or her tax obligations related to the Restricted Stock Award by having the Company withhold a portion of any Shares that otherwise would be issued to him or her or by surrendering any Shares that previously were acquired by him or her. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. The payment of taxes by assigning Shares to the Company, if permitted by the Committee, shall be subject to such restrictions as the Committee may impose.

(d)  Restrictions.    Each Restricted Stock Award Agreement shall specify any Restrictions on the Restricted Stock Award. Each Restricted Stock Award Agreement shall specify the date(s) when all or any Restrictions to the Restricted Stock Award shall lapse or the Restrictions (if any) relating to performance satisfaction of which shall cause such Restrictions to lapse. The lapse of any Restrictions shall be determined by the Committee in its sole discretion, provided, however, that each Restricted Stock Award Agreement shall provide that all Restrictions shall lapse upon a Change in Control.

(e)  Escrow of Restricted Stock.    Until all Restrictions have expired or been removed, the Secretary or such other escrow holder as the Board of Directors may appoint shall retain custody of the stock certificates representing the Restricted Stock subject to the Award; provided, however, that in no event shall the Grantee retain physical custody of any certificates representing shares of Restricted Stock awarded to him or her.

(f)  Termination of Service and Forfeiture of Restricted Stock.    Each Restricted Stock Award Agreement shall specify the term of the Restricted Stock Award. Subject to the preceding sentence, the Committee at its sole discretion shall determine when a Restricted Stock Award is to expire. In the event that the Grantee’s Service terminates:

(i)  As a result of such Grantee’s death or Total and Permanent Disability, or in the event of Grantee’s Retirement, the term of the Restricted Stock Award shall expire and any Restrictions on the Restricted Stock Awards immediately shall lapse upon such death, Total and Permanent Disability or Retirement but not later than the original expiration date specified in the Restricted Stock Award Agreement.

(ii)  As a result of termination by the Company for cause, or any other event resulting in the termination of Grantee’s Service not specified in Section 7(f)(i) above, the term of the Restricted Stock Award shall expire thirty days after the Company’s notice or advice of such termination is dispatched to Employee, but not later than the original expiration date specified in the Restricted Stock Award Agreement. In the event that a Grantee’s Service terminates for cause, or any other event resulting in the termination of Grantee’s service not specified in Section 7(f)(i) above, the Shares subject to the Restricted Stock Award shall be earned only to the extent the such Shares were earned as of the date of such termination, unless otherwise specified in the Grantee’s Restricted Stock Award Agreement. In such event, the Grantee shall forfeit the right to earn any Restricted Stock subject to the Restricted Stock Award as to which vesting has not yet occurred, and the Restricted Stock so forfeited shall be returned to the Company.

For purposes of this Paragraph (ii), “cause” shall mean an act of embezzlement, disclosure of any of the secrets or confidential information of the Company, the inducement of any client or customer of the Company to break any contract with the Company, or the inducement of any principal for whom the Company acts as agent to terminate such agency relationship, the engagement of any conduct which constitutes unfair competition with the Company, the removal of Grantee from office by any court or bank regulatory agency, or such other similar acts which the Committee in its discretion determine to constitute good cause for termination of Grantee’s Service. As used in this Paragraph (ii), Company includes Subsidiaries of the Company.

(g)  No Fractional Shares.    In determining the number of shares of Restricted Stock which are earned, fractional shares shall be rounded down to the nearest whole number, provided that such fractional shares shall be aggregated and earned at such time as all Restrictions lapse or expire.

(h)  Timing of Distributions: General Rule.    Except as provided in Subsection (i) below, certificates representing Restricted Stock shall be distributed to the Grantee as soon as practicable after all Restrictions have lapsed or expired.

(i)  Conditions to Issuance of Certificates.    The Company shall not be required to issue or deliver any certificate or certificates for shares of stock pursuant to this Agreement prior to fulfillment of all of the following conditions:

(i)  The listing of such shares on all stock exchanges on which such class of stock is then listed;

(ii)  The registration or qualification of such shares under any federal or state securities laws or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Board of Directors shall, in its sole and absolute discretion, deem necessary or advisable;

(iii)  The obtaining of any approval or other clearance from any state or federal governmental agency which the Board of Directors shall, in its sole and absolute discretion, determine to be necessary or advisable;

(iv)  The lapse of such reasonable period of time as the Board of Directors may from time to time establish for reasons of administrative convenience;

(v)  The receipt by the Company of full payment for any applicable withholding tax.

(j)  Transferability.    A Grantee’s Restricted Stock Award shall not be transferable during the Grantee’s lifetime, except to the extent otherwise permitted in the Grantee’s Restricted Stock Award Agreement. Subject to prior permitted transfers, in the event of a Grantee’s death, such Grantee’s Restricted Stock Award(s) shall not be transferable other than by will, by written beneficiary designation or by the laws of descent and distribution.

(k)  Rights as Stockholder.    Upon the delivery of Restricted Stock to the escrow holder pursuant to the Restricted Stock Award Agreement, the Grantee shall have all the rights of a stockholder of the Company with respect to the Restricted Stock, subject to the Restrictions and the Restricted Stock Agreement, including the right to vote the Restricted Stock and the right to receive all dividends or other distributions paid or made with respect to the Restricted Stock; provided, however, that any additional Shares of Restricted Stock to which Grantee shall be entitled as a result of stock dividends, stock splits or any other form of recapitalization in respect of Shares of Restricted Stock subject to Restrictions shall also be subject to the Restrictions until the Restrictions on the underlying shares of Restricted Stock lapse or expire.

(l)  Modification, Extension and Renewal of Options.    Within the limitations of the Plan, the Committee may modify, extend or renew outstanding Restricted Stock Awards or may accept the cancellation of outstanding Restricted Stock Awards (to the extent not previously earned) in return for the grant of new Restricted Stock Awards at the same or a different price. The foregoing notwithstanding, no modification of a Restricted Stock Award shall, without the consent of the Grantee, impair such Grantee’s rights or increase his or her obligations under such Restricted Stock Award.

(m)  Substitute Restricted Stock Award.    If the Company at any time should succeed to the business of another corporation through merger or consolidation, or through the acquisition of stock or assets of such corporation, Restricted Stock Awards may be granted under the Plan in substitution of restricted stock awards previously granted by such corporation with respect to shares of its stock which restricted stock awards are outstanding at the date of the succession (“Surrendered Restricted Stock Awards”). The Committee shall have discretion to determine the extent to which such Substitute Restricted Stock Awards shall be granted, the persons to receive such Substitute Restricted Stock Awards, the number of Shares to be subject to such Restricted Stock Awards, and the terms, conditions and restrictions of such Substitute Restricted Stock Awards which shall, to the extent permissible within the terms and conditions of the Plan, be equivalent to the terms, conditions and restrictions of the Surrendered Restricted Stock Awards. The Restrictions may be determined in the sole discretion of the Committee; provided however, that the Restrictions of each Substitute Restricted Stock Award shall be equivalent to the Restrictions represented by the Surrendered Restricted Stock Award as of the date of the succession.

8.    PAYMENT FOR SHARES.

(a)  General Rule.    The entire consideration for Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as follows:

(i)  ISOs.    In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. However, the Committee (at its sole discretion) may specify in the Stock Option Agreement that payment may be made pursuant to Subsections (b), (c) or (d) below.

(ii)  Nonstatutory Options.    In the case of a Nonstatutory Option granted under the Plan, the Committee (at its sole discretion) may accept payment pursuant to Subsections (b), (c), or (d) below.

(iii)  Restricted Stock Awards.    In the case of a Restricted Stock Award granted under the Plan, payment (if any) shall be made only pursuant to the express provisions of the applicable Restricted Stock Award Agreement.

(b)  Surrender of Stock.    To the extent that this Subsection (b) is applicable, payment may be made all or in part with Shares which have already been owned by the Optionee or Grantee or his or her representative for more than 6 months and which are surrendered to the Company in good form for transfer. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

(c)  Exercise/Sale.    To the extent that this Subsection (c) is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price of the Option, or the consideration for the Restricted Stock Award, whichever the case may be, and any withholding taxes.

(d)  Exercise/Pledge.    To the extent that this Subsection (d) is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price of the Option, or the consideration for the Restricted Stock Award, whichever the case may be, and any withholding taxes.

9.    ADJUSTMENT OF SHARES.

(a)  General.    In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the value of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spinoff or a similar occurrence, the Committee shall make appropriate adjustments in one or more of:

(i)  The number of Shares available under Section 5 for future grants;

(ii)  The limit set forth in Section 6(b) and Section 7(b);

(iii)  The number of Shares covered by each outstanding Option and consideration for each outstanding Restricted Stock Award; or

(iv)  The Exercise Price under each outstanding Option and Restricted Stock Award.

(b)  Reorganizations.    In the event that the Company is a party to a merger, consolidation or other reorganization which would constitute a Change in Control, such agreement may provide, subject to the provisions of Section 6(e)(i) and the proviso of Section 7(d) (which provide for the immediate acceleration of the vesting and exercisability of all shares subject to outstanding Options and the immediate lapse of all restrictions on Restricted Stock Awards), (i) for the assumption of outstanding Options and Restricted Stock Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), or (ii) for cancellation of the Options or Restricted Stock Awards upon payment of a cash settlement per Option or Restricted Stock Award equal to the difference between the amount to be paid for one Share under such agreement and the then-current Fair Market Value of such Share on an unrestricted basis, or (iii) in the event the agreement does not provide for either of the events specified in subparagraphs (i) and (ii) above, the cancellation of Options not exercised prior to the effective date of such merger, consolidation or other reorganization, in all cases without the Optionees’ or Grantees’ consent.

(c)  Reservation of Rights.    Except as provided in this Section 9, an Optionee or Grantee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option and the number of or consideration for Shares subject to a Restricted Stock Award. The grant of an Option or Restricted Stock Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

10.    SECURITIES LAWS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange on which the Company’s securities may then be listed.

11.    NO RETENTION RIGHTS.

Neither the Plan nor any Option or Restricted Stock Award shall be deemed to give any individual a right to remain an employee or consultant of the Company or a Subsidiary. The Company and its Subsidiaries reserve the right to terminate the service of any employee or consultant at any time, with or without cause, subject to applicable laws and a written employment agreement (if any).

12.    DURATION AND AMENDMENTS.

(a)  Term of the Plan.    The Plan, as set forth herein, shall become effective as of the Effective Date, provided that the Plan has been approved by the shareholders of the Company in the manner required by applicable law or regulation. The Plan, if not extended, shall terminate automatically ten years after the Effective Date, except that any ISO’s granted under the Plan must be granted by September 18, 2006, ten years after the Plan was adopted by the Board of Directors. It may be terminated on any earlier date pursuant to Subsection (b) below.

(b)  Right to Amend or Terminate the Plan.    The Board of Directors may amend, suspend or terminate the Plan at any time and for any reason; provided, however, that in no event shall the Plan be amended to permit the repricing of any outstanding Options, without the approval of the Company’s shareholders. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent provided herein or required by applicable laws or regulations.

(c)  Effect of Amendment or Termination.    No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Option granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not adversely affect any Share previously issued or any Option or Restricted Stock Award previously granted under the Plan.

Annual Meeting of Shareholders Tuesday, May 25, 2004 9:30 a.m. Crowne Plaza Cabana Palo Alto 4290 El Camino Real Palo Alto, California 94306 (650) 857-0787

Electronic Access to Proxy Materials

If you consented to access your proxy information electronically, you may view it by going to Greater Bay Bancorp’s website. You can get there by typing in this address http://www.gbbk.com and clicking on the 2003 Annual Report/2004 Proxy Statement tab located on the (Greater Bay Bancorp home page or Greater Bay Bancorp Investor Information page).

If you would like to access Greater Bay Bancorp’s proxy materials electronically next year, go to the following Consent site address: http://www.econsent.com/GBBK. You will need your account number, which is located on the mailing label on the reserve side of this Proxy, and your social security or tax identification number.

2860 West Bayshore Road

Palo Alto, California 94303

PROXY

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on May 25, 2004.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

By signing the proxy, you revoke all prior proxies and appoint Shawn E. Saunders and Linda M. Iannone, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. The Board of Directors at present knows of no other business to be presented by or on behalf of Greater Bay Bancorp or the Board of Directors at the meeting.

Shares represented by this proxy will be voted as directed by the shareholder. If no directions are indicated, the proxies will have authority to vote “FOR” Proposals 1, 2, 3 and 4 and “AGAINST” Proposals 5 and 6. If any other matters properly come before the Annual Meeting or any postponement or adjournment thereof, the persons named in this proxy will vote in their discretion.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your proxy

Your telephone or Internet vote authorizes the proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK « « « EASY « « « IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 24, 2004.

•	Please have your proxy card and the last four digits of your Social Security or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/GBBK — QUICK « « « EASY « « « IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 24, 2004.

•	Please have your proxy card and the last four digits of your Social Security or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Greater Bay Bancorp, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote “FOR” Proposals 1, 2, 3 and 4 and a Vote “AGAINST” Proposals 5 and 6.

1.	Election of directors:	01 Frederick J. de Grosz 03 James E. Jackson 05 George M. Marcus	02 Susan Ford Dorsey 04 Stanley A. Kangas 06 Duncan L. Matteson	☐ Vote FOR all nominees	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Amendment to Restated Articles of Incorporation to increase authorized shares of Common Stock.	☐ For	☐ Against	☐ Abstain
3.	Amendment to increase the authorized shares of stock under 1996 Stock Option Plan	☐ For	☐ Against	☐ Abstain
4.	Ratification of appointment of PricewaterhouseCoopers LLP as independent public accountants for the year ending December 31, 2004.	☐ For	☐ Against	☐ Abstain
5.	Amendment to Bylaws eliminating classified Board of Directors.	☐ For	☐ Against	☐ Abstain
6.	Shareholder proposal to eliminate classified Board of Directors.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND AGAINST PROPOSALS 5 and 6.

Address Change? Mark Box ☐ Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

☐ I Plan to attend the Meeting